Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-269898
333-269898-01

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 22, 2023)

BHP Billiton Finance (USA) Limited

US$1,000,000,000 5.000% Senior Notes due 2030

US$750,000,000 5.125% Senior Notes due 2032

US$1,250,000,000 5.300% Senior Notes due 2035

Fully and unconditionally guaranteed by

BHP Group Limited

BHP Billiton Finance (USA) Limited is offering and selling US$1,000,000,000 aggregate principal amount of 5.000% senior notes due 2030 (the “2030 notes”), US$750,000,000 aggregate principal amount of 5.125% senior notes due 2032 (the “2032 notes”) and US$1,250,000,000 aggregate principal amount of 5.300% senior notes due 2035 (the “2035 notes”, together with the 2030 notes and the 2032 notes, the “notes”). BHP Billiton Finance (USA) will pay interest on each series of notes semi-annually in arrears on February 21 and August 21 of each year, beginning on August 21, 2025 until, and including, the respective maturity date of such series of notes.

The notes will be issued by BHP Billiton Finance (USA) Limited (the “issuer”), and will be guaranteed by BHP Group Limited (the “guarantor”). The notes will rank equally in right of payment with all of the issuer’s other unsecured and unsubordinated debt obligations. The guarantees will rank equally in the right of payment with the guarantor’s other unsecured and unsubordinated debt obligations.

The issuer will make payments of principal and interest on the notes, and the guarantor will make any payments coming due under the guarantees, free and clear of, and without withholding or deduction for, any Australian taxes. In the event that payments of principal and interest on the notes or the guarantees become subject to Australian withholding tax, the issuer or the guarantor, as applicable, will pay additional amounts so that the amount received by holders of notes after withholding tax will equal the amount that would have been received had no withholding tax been applicable, subject to some exceptions described in the attached prospectus.

Each series of the notes will be redeemable by the issuer, at its option, in whole or in part, at any time at the redemption prices described in this prospectus supplement.

In the event that changes in withholding tax law, treaties or interpretations require the issuer or the guarantor to pay these additional amounts, the issuer or the guarantor may, at its option, redeem all, but not less than all, of the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to, but not including, the redemption date.

See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 2 of the attached prospectus for a discussion of material risks that you should consider before deciding whether to invest in the notes.

	The 2030 notes			The 2032 notes			The 2035 notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public Offering Price(1)	99.943%	US$	999,430,000	99.588%	US$	746,910,000	99.617%	US$	1,245,212,500
Underwriting Discount	0.350%	US$	3,500,000	0.400%	US$	3,000,000	0.450%	US$	5,625,000
Proceeds to the issuer (before expenses)(1)	99.593%	US$	995,930,000	99.188%	US$	743,910,000	99.167%	US$	1,239,587,500

(1)	Plus accrued interest, if any, from February 21, 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offence.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), on or about February 21, 2025.

Joint Bookrunners

Barclays	BofA Securities	Mizuho

Santander	SMBC Nikko

Co-Managers

CIBC Capital Markets	Citigroup	Credit Agricole CIB

DBS Bank Ltd.	MUFG	Westpac Banking Corporation

February 18, 2025.

You should read this prospectus supplement along with the attached prospectus. Both documents contain information you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or the free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the terms “we,” “our,” “us,” and “BHP Group” refer to BHP Group Limited and its subsidiaries (including the issuer). We refer to BHP Billiton Finance (USA) Limited as “BHP Billiton Finance (USA)” or the “issuer.” We refer to BHP Group Limited as the “guarantor.”

This prospectus supplement contains the terms for this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in, or incorporated by reference into, the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the information in the attached prospectus, then the information in, or incorporated by reference into, this prospectus supplement, will apply and will supersede that information in, or incorporated by reference into, the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to those terms in the attached prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where you can find additional information.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement and the attached prospectus may constitute “forward-looking statements” (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995), which involve risks and uncertainties. Forward-looking statements include all statements, other than statements of historical or present facts, including: statements regarding trends in commodity prices and currency exchange rates; demand for commodities; global market conditions, reserves and resources estimates; development and production forecasts; guidance; expectations, plans, strategies and objectives of management; climate scenarios; approval of projects and consummation of transactions; closure, divestment, acquisition or integration of certain assets, operations or facilities (including associated costs or benefits); anticipated production or construction commencement dates; capital costs and scheduling; operating costs and availability of materials and skilled employees; anticipated productive lives of projects, mines and facilities; the availability, implementation and adoption of new technologies, including artificial intelligence; provisions and contingent liabilities; and tax, legal and other regulatory developments.

Forward-looking statements may be identified by the use of terminology, including, but not limited to, “aim,” “ambition,” “anticipate,” “aspiration,” “believe,” “commit,” “continue,” “could,” “ensure,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “likely,” “may,” “milestone,” “must,” “need,” “objective,” “outlook,” “pathway,” “plan,” “project,” “schedule,” “seek,” “should,” “strategy,” “target,” “trend,” “will,” “would,” or similar words. These statements discuss future expectations or performance, or provide other forward-looking information.

As at the date of this prospectus supplement, examples of forward-looking statements contained or incorporated by reference in this prospectus supplement include, without limitation, statements describing (i) our strategy, our values and how we define our success; (ii) our expectations regarding future demand for certain commodities, in particular copper, nickel, iron ore, steelmaking coal, potash and steel, and our intentions, commitments or expectations with respect to our supply of certain commodities, including copper, nickel, iron ore, potash, uranium and gold; (iii) our future exploration and partnership plans and perceived benefits and opportunities, including our focus to grow our copper and potash assets; (iv) our business outlook, including our outlook for long-term economic growth and other macroeconomic and industry trends; (v) our projected and expected production and performance levels and development projects; (vi) our expectations regarding our investments, including in potential growth options and technology and innovation, and perceived benefits and opportunities; (vii) our reserves and resources estimates; (viii) our plans for our major projects and related budget and capital allocations; (ix) our expectations, commitments and objectives with respect to sustainability, decarbonization, natural resource management, climate change and portfolio resilience and timelines and plans to seek to achieve or implement such objectives, including our approach to equitable change and transitions, our Climate Transition Action Plan, climate change adaptation strategy and goals, targets, pathways and strategies to seek to reduce or support the reduction of greenhouse gas emissions, and related perceived costs, benefits and opportunities for BHP; (x) the assumptions, beliefs and conclusions in our climate change related statements and strategies, including in our Climate Change Report 2020, for example, in respect of future temperatures, energy consumption and greenhouse gas emissions, and climate-related impacts; (xi) our commitment to social value; (xii) our commitments to sustainability reporting, frameworks, standards and initiatives; (xiii) our commitments to improve or maintain safe tailings storage management; (xiv) our commitments to achieve certain inclusion and diversity targets, aspirations and outcomes; (xv) our commitments to achieve certain targets and outcomes with respect to Indigenous peoples and the communities where we operate; and (xvi) our commitments to achieve certain health and safety targets and outcomes.

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Forward-looking statements are based on management’s expectations and reflect judgments, assumptions, estimates and other information available, as at the date made. These statements do not represent guarantees or predictions of future financial or operational performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause actual results to differ materially from those expressed in the statements contained in this prospectus supplement. BHP cautions against reliance on any forward-looking statements.

For example, our future revenues from our assets, projects or mines described in this prospectus supplement (including the documents incorporated by reference herein) will be based, in part, on the market price of the commodities produced, which may vary significantly from current levels or those reflected in our reserves and resources estimates. These variations, if materially adverse, may affect the timing or the feasibility of the development of a particular project, the expansion of certain facilities or mines, or the continuation of existing assets.

Other factors that may affect our future operations and performance, including the actual construction or production commencement dates, revenues, costs or production output and anticipated lives of assets, mines or facilities include: (i) our ability to profitably produce and deliver the products extracted to applicable markets; (ii) the impact of economic and geopolitical factors, including foreign currency exchange rates on the market prices of the commodities we produce and competition in the markets in which we operate; (iii) activities of government authorities in the countries where we sell our products and in the countries where we are exploring or developing projects, facilities or mines, including increases in taxes and royalties or implementation of trade or export restrictions; (iv) changes in environmental and other regulations; (v) political or geopolitical uncertainty; (vi) labor unrest; (vii) weather, climate variability or other manifestations of climate change; and (viii) other factors identified in the risk factors described elsewhere in this prospectus (including the documents incorporated by reference herein).

In addition, there are limitations with respect to scenario analysis, including any climate-related scenario analysis, and it is difficult to predict which, if any, of the scenarios might eventuate. Scenario analysis is not an indication of probable outcomes and relies on assumptions that may or may not prove to be correct or eventuate.

Except as required by applicable regulations or by law, we do not undertake to publicly update or review any forward-looking statements, whether as a result of new information or future events.

Past performance cannot be relied on as a guide to future performance.

CREDIT RATINGS

The credit ratings ascribed to us are intended to reflect our ability to meet our payment obligations in respect of the notes and the guarantees, and may not reflect the potential impact of any changes in future expectations concerning our results of operations or financial condition, risks related to our business structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes. There can be no assurance that our credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely if, in the applicable rating agency’s judgment, circumstances so warrant.

S-iii

INCORPORATION BY REFERENCE

The SEC allows BHP Group Limited to “incorporate by reference” the information it files or furnishes with the SEC. This permits BHP Group Limited to disclose important information to you by referring you to these filed or furnished documents. Any information referenced in this way is considered part of this prospectus supplement and the attached prospectus, and any information that we file or furnish with the SEC subsequent to this prospectus supplement and incorporate by reference into this prospectus supplement and the attached prospectus will automatically be deemed to update and supersede this information, as described in more detail below.

We incorporate by reference the following documents that have been filed or furnished with the SEC:

•	The Annual Report on Form 20-F of BHP Group Limited for the fiscal year ended June 30, 2024, as filed with the SEC on August 30, 2024 (the “2024 Form 20-F”).

•

The Report on Form 6-K furnished to the SEC on December 18, 2024, containing the news release of BHP Group Limited relating to the representative class action proceeding filed in the Federal Court of Australia.

•

The Report on Form 6-K furnished to the SEC on January 15, 2025, containing the news release of BHP Group Limited relating to the acquisition of Filo Corp. and the formation of a 50/50 joint venture to progress the Filo del Sol and Josemaria copper projects.

•

The Report on Form 6-K furnished to the SEC on January 21, 2025, containing the news release of BHP Group Limited relating to the operational review for the half year ended December 31, 2024 of BHP Group Limited (the “2025 Half Year Operational Review”).

•

The Report on Form 6-K furnished to the SEC on February 18, 2025, containing the unaudited consolidated financial statements for the half year ended December 31, 2024, and related management’s discussion and analysis of financial condition and results of operations (the “2025 Half Year Financial Review”).

•

Our reports on Form 6-K furnished to the SEC after the date of this prospectus supplement, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus supplement.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement, this prospectus supplement and the attached prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the attached prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference in such documents). Requests should be directed to BHP Group Limited, 171 Collins Street, Melbourne, Victoria 3000, Australia, Telephone: +61-3-9609-3333.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BHP Group Limited files or furnishes annual and other reports and other information with the SEC. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC at www.sec.gov, on which our annual and other reports are made available to the public.

In addition, we maintain a corporate website, www.bhp.com. We make available through our website our annual reports on Form 20-F, reports on Form 6-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

S-iv

BHP has a primary listing on the Australian Securities Exchange (“ASX”) in Australia. BHP holds an international secondary listing on the London Stock Exchange (“LSE”), a secondary listing on the Johannesburg Stock Exchange (“JSE”) and is listed on the New York Stock Exchange (“NYSE”). Trading on NYSE is in the form of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”), with each ADS representing two ordinary shares of BHP Group Limited. You can consult reports and other information about BHP Group Limited that it files pursuant to the rules of the ASX, LSE, JSE and NYSE at these exchanges.

Except for the documents specifically incorporated by reference into this prospectus supplement, the information contained on, or that can be accessed through, our website or the SEC’s website, or the foregoing exchanges, is not part of, and is not incorporated into, this prospectus supplement, the attached prospectus or the registration statement of which this prospectus supplement is a part.

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SUMMARY

The BHP Group

We are BHP, a world-leading resources company. Our purpose is to bring people and resources together to build a better world.

We have copper, which is used in electrification. Iron ore, which is essential for making steel needed for construction, including renewables infrastructure. Our higher-quality steelmaking coal is used in the blast furnace process for making steel. Nickel can be used in electric vehicle batteries. We are on track to be a major global producer of potash by the end of the decade. Potash is used in fertilizers to assist with food security for a growing population and more sustainable land use. Among our by-products, we are a major producer of uranium and gold.

From June 2001 to January 2022, we operated with a dual listed company (“DLC”) structure with two separate parent companies — BHP Group Limited and BHP Group Plc (now known as BHP Group (UK) Ltd) — and their respective subsidiaries operating as a single unified economic entity run by a unified board of directors and senior executive management team. On January 31, 2022, we unified our DLC structure, following which BHP Group (UK) Ltd (f/k/a BHP Group Plc) became a subsidiary of BHP Group Limited. BHP Group Limited is the ultimate BHP parent company of all subsidiaries within the BHP Group. BHP Group (UK) Ltd is not a guarantor of any debt securities issued using this prospectus supplement.

The headquarters of BHP Group Limited and the global headquarters of the BHP Group are located in Melbourne, Australia.

BHP has a primary listing on the ASX in Australia. BHP holds an international secondary listing on the LSE, a secondary listing on the JSE and is listed on NYSE. Trading on NYSE is in the form of ADRs evidencing ADSs, with each ADS representing two ordinary shares of BHP Group Limited. Citibank N.A. is the depositary for the ADS program.

You can find a more detailed description of BHP’s business and recent transactions in our 2024 Form 20-F, BHP’s 2025 Half Year Financial Review and BHP’s 2025 Half Year Operational Review, each of which is incorporated by reference in this prospectus supplement, as well as any subsequent filings incorporated by reference into this prospectus supplement.

The issuer

BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, is a wholly-owned finance subsidiary of BHP Group Limited. BHP Billiton Finance (USA) Limited was formed for the purpose of borrowing on behalf of the BHP Group and advancing the net proceeds of such borrowings to members of the BHP Group. The principal executive offices of BHP Billiton Finance (USA) Limited are located at 171 Collins Street, Melbourne, Victoria 3000, Australia. The issuer’s telephone number is +61-3-9609-3333.

BHP Billiton Finance (USA) Limited is empowered under its Constitution to borrow or raise money in such manner as it sees fit and in particular by the issue of debentures or other securities, such as the notes.

THE OFFERING

Notes Being Offered	5.000% senior notes due 2030 (the “2030 notes”)

5.125% senior notes due 2032 (the “2032 notes”)

5.300% senior notes due 2035 (the “2035 notes”)

The 2030 notes, 2032 notes and 2035 notes are collectively referred to as the “notes”.

Issuer	BHP Billiton Finance (USA) Limited.

Guarantor	BHP Group Limited.

Principal Amount	2030 notes: US$1,000,000,000 aggregate principal amount.

2032 notes: US$750,000,000 aggregate principal amount.

2035 notes: US$1,250,000,000 aggregate principal amount.

Public Offering Price	2030 notes: 99.943%.

2032 notes: 99.588%.

2035 notes: 99.617%.

Maturity Date	2030 notes: February 21, 2030.

2032 notes: February 21, 2032.

2035 notes: February 21, 2035.

Interest Rate	The 2030 notes will bear interest at the rate of 5.000% per year from February 21, 2025, based upon a 360-day year consisting of twelve 30-day months.

The 2032 notes will bear interest at the rate of 5.125% per year from February 21, 2025, based upon a 360-day year consisting of twelve 30-day months.

The 2035 notes will bear interest at the rate of 5.300% per year from February 21, 2025, based upon a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on each series of notes will be payable semi-annually in arrears on February 21 and August 21 of each year, commencing August 21, 2025 and ending on the respective maturity date of such series of notes. The record dates for interest payments will be February 10 and August 10.

Ranking	The notes will be unsecured obligations of BHP Billiton Finance (USA) and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of BHP Billiton Finance (USA), and the guarantees will be unsecured obligations of BHP Group Limited and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of BHP Group Limited, except, in each case, indebtedness given preference by applicable law.

Use of Proceeds	We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and commissions and our estimated expenses, will be approximately US$2,977,427,500. We intend to use the net proceeds from the offering of the notes for general corporate purposes. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with any series of notes in all respects, as described more fully in “Description of Debt Securities That We May Offer—Default and Related Matters—Further Issues” on page 29 in the attached prospectus.

Additional Amounts	In the event that certain Australian withholding taxes are required to be withheld or deducted from payments on the notes or guarantees, we will, subject to customary exceptions, pay such additional amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the notes or guarantees had no such withholding or deduction been required. See “Description of Debt Securities That We May Offer—Special Situations—Payment of Additional Amounts” on page 22 in the attached prospectus.

Optional Redemption	Prior to the Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time, or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the applicable Make-whole Spread, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

For more information, including the definitions of “Treasury Rate”, “Make-whole Spread” and “Par Call Date” for each series of notes, see “Description of the Notes—Optional Redemption.”

Optional Redemption for Tax Reasons	Each series of notes may be redeemed at our option in whole but not in part, at the principal amount thereof plus accrued interest and any additional amounts due on the date fixed for redemption if certain events occur that would cause us to become obligated to pay additional amounts as described under “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption” on page 21 in the attached prospectus.

Substitution	We may transfer the obligations of BHP Finance, as issuer of the debt securities of any series, to BHP Group Limited or any of its subsidiaries. To the extent that BHP Group Limited is not itself the new obligor, its guarantee shall remain in place after the substitution. In the case of such a substitution, the party that was the issuer of the notes prior to such substitution will be relieved of any further obligations under the assumed series of debt securities. See “Description of the Notes—Substitution of BHP Billiton Finance (USA) Limited as issuer” herein, and “Material Tax Consequences—U.S. Federal Income Taxation—Substitution of Issuer” herein, and “Material Tax Consequences—Australian Taxation—Substitution of Issuer” in the attached prospectus, for further information.

Form, Denomination and Registration of Notes	We will issue each series of notes as global notes registered in the name of The Depository Trust Company (DTC) or its nominee. Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC system (including Euroclear and Clearstream). Book-entry interests in the global notes and all transfers relating to the global notes will be reflected in the book-entry records of DTC or its nominee. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000 in excess thereof.

Clearance and Settlement	The distribution of the notes will be cleared through DTC. Any secondary market trading of book-entry interests in the notes will take place through DTC participants, including Euroclear and Clearstream and will settle in same-day funds through DTC’s same-day funds settlement system.

The CUSIP number for the 2030 notes is 055451 BJ6 and the ISIN is US055451BJ63.

The CUSIP number for the 2032 notes is 055451 BK3 and the ISIN is US055451BK37.

The CUSIP number for the 2035 notes is 055451 BL1 and the ISIN is US055451BL10.

Restrictive Covenants	We have agreed to observe covenants, including covenants as to limitation on the incurrence of liens and limitations on sale and leaseback transactions. See “Description of Debt Securities That We May Offer—Restrictive Covenants” on page 24 in the attached prospectus.

Trustee	The Bank of New York Mellon is the trustee under the indenture, dated February 28, 2023.

Governing Law	The notes and guarantees will be, and the indenture is, governed by New York law.

Risk Factors	Prospective purchasers of the notes should consider carefully all of the information set forth in, or incorporated by reference in, this prospectus supplement and the attached prospectus and, in particular, the information set forth under “Risk Factors” beginning on page S-6 in this prospectus supplement and page 2 of the attached prospectus and the risk factors set out in section 8.1 of our 2024 Form 20-F, before deciding whether to make an investment in the notes.

RISK FACTORS

Investing in the notes involves risk. You should consider carefully all of the information included, or incorporated by reference, in this prospectus supplement and the attached prospectus, including the “Risk Factors” beginning on page 2 of the attached prospectus and the risk factors set out in section 8.1 of our 2024 Form 20-F before you decide to invest in the notes. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes could decline, in which case you may lose all or part of your investment.

USE OF PROCEEDS

We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and commissions and our estimated expenses, will be approximately US$2,977,427,500. We intend to use the net proceeds from the offering of the notes for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out our unaudited consolidated capitalization at December 31, 2024, and as adjusted to give effect to this offering and the application of the proceeds thereof. This information should be read in conjunction with our consolidated financial statements, including the notes thereto, and other financial information pertaining to us incorporated herein by reference.

	At December 31, 2024
(in US$ millions)	Actual	As Adjusted(a)
Current interest bearing liabilities(b)	491	491

Non-current interest bearing liabilities
2030 notes offered hereby(c)	—	1,000
2032 notes offered hereby(c)	—	750
2035 notes offered hereby(c)	—	1,250
Non-current interest bearing liabilities, other than the notes offered hereby(b)	19,704	19,704

Total interest bearing liabilities	20,195	23,195

Equity
Share capital	4,964	4,964
Treasury shares	(25)	(25)
Reserves	(35)	(35)
Retained earnings	40,612	40,612
Non-controlling interests	4,081	4,081

Total equity	49,597	49,597

Total capitalization and indebtedness	69,792	72,792

(a)	Adjusted to show the proceeds to the issuer before expenses of the offering.
(b)	All interest bearing liabilities, excluding lease liabilities, are unsecured. As at December 31, 2024, the carrying amount of lease liabilities was US$2,491 million.
(c)	Excludes debt issuance costs and assumes the new notes will be recorded at no discounts.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary financial information for BHP Group reflects the operations of BHP Group Limited. BHP Group Limited’s consolidated financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board and presented in US dollars. The summary consolidated financial information for the BHP Group Limited set forth below as at June 30, 2024 and 2023 and for the fiscal years ended June 30, 2024, 2023 and 2022 has been derived from and should be read in conjunction with and is qualified in its entirety by reference to the financial statements of the BHP Group Limited for the corresponding periods and the accompanying notes thereto included in our 2024 Form 20-F and incorporated by reference herein. The summary financial information set forth below as at December 31, 2024 and for the six-month periods ended December 31, 2024 and 2023 has been derived from and should be read in conjunction with and is qualified in its entirety by reference to the unaudited consolidated financial statements included in the 2025 Half Year Financial Review and incorporated by reference herein.

Certain information in this section has been presented on a Continuing operations basis to exclude the contribution from Discontinued operations.

	Six months ended December 31,		Year ended June 30,
(US$ millions)	2024	2023	2024	2023	2022
Consolidated Income Statement data
Revenue	25,176	27,232	55,658	53,817	65,098
Profit from operations	9,126	4,803	17,537	22,932	34,106
Profit after taxation from Continuing operations	5,285	1,706	9,601	14,324	22,400
Profit after taxation from Discontinued operations	—	—	—	—	10,655
Profit after taxation from Continuing and Discontinued operations attributable to BHP shareholders (Attributable profit)	4,416	927	7,897	12,921	30,900
Profit after taxation from Continuing operations attributable to BHP shareholders	4,416	927	7,897	12,921	20,245

Consolidated Cash Flow Statement data
Net Operating cash flows from Continuing operations(1)	8,317	8,884	20,665	18,701	29,285
Purchases of property, plant and equipment(2)	(5,006)	(4,545)	(8,816)	(6,733)	(5,855)
Exploration and evaluation expenditure(2)	(199)	(199)	(457)	(350)	(256)

Capital and exploration and evaluation expenditure from Continuing operations(2)	(5,205)	(4,744)	(9,273)	(7,083)	(6,111)

	As at December 31,	As at June 30,
(US$ millions)	2024	2024	2023
Consolidated Balance Sheet data
Total assets	100,722	102,362	101,296
Total liabilities	51,125	53,242	52,766
Net assets	49,597	49,120	48,530
Share capital	4,964	4,899	4,737
Total equity attributable to BHP shareholders	45,516	44,811	44,496

(1)

Net operating cash flows are after dividends received, net interest paid, proceeds and settlements of cash management related instruments, net taxation paid and excludes Net operating cash flows from Discontinued operations.

(2)

Capital and exploration and evaluation expenditure is presented on a cash basis and represents purchases of property, plant and equipment plus exploration and evaluation expenditure from the Consolidated Cash Flow Statement and excludes purchases of property, plant and equipment plus exploration and evaluation expenditure from Discontinued operations. For more information refer to Financial Statements note 28 ‘Discontinued operations’ of our financial statements for the year ended June 30, 2024, included in our 2024 Form 20-F, incorporated by reference in this prospectus supplement. Exploration and evaluation expenditure is capitalized in accordance with our accounting policies, as set out in Financial Statements note 11 ‘Property, plant and equipment’ of our financial statements for the year ended June 30, 2024, included in our 2024 Form 20-F, incorporated by reference in this prospectus supplement.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. See “Description of Debt Securities That We May Offer” beginning on page 12 of the attached prospectus. To the extent the following description is inconsistent with that set forth in the attached prospectus, the following description replaces that in the attached prospectus.

General

The 2030 notes will be issued in an aggregate principal amount of US$1,000,000,000 and will mature on February 21, 2030. The 2032 notes will be issued in an aggregate principal amount of US$750,000,000 and will mature on February 21, 2032. The 2035 notes will be issued in an aggregate principal amount of US$1,250,000,000 and will mature on February 21, 2035. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000. The notes and guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of BHP Billiton Finance (USA) Limited and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness from time to time outstanding.

BHP Group Limited will unconditionally guarantee on an unsubordinated basis the due and punctual payment of interest on and principal of the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of BHP Group Limited. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of BHP Group Limited from time to time outstanding. Because BHP Group Limited is a holding company, the notes will effectively be subordinated to any indebtedness of its subsidiaries.

The corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a changing in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global notes, as discussed below, will be made in immediately available funds. Beneficial interests in the global notes will trade in the same-day funds settlement system of The Depository Trust Company (DTC) and secondary market trading activity in such interests will therefore settle in same-day funds.

Principal and Interest

The 2030 notes will bear interest at a rate of 5.000% per annum, the 2032 notes will bear interest at a rate of 5.125% per annum and the 2035 notes will bear interest at a rate of 5.300% per annum, in each case, payable semi-annually in arrears on February 21 and August 21 of each year, commencing August 21, 2025. The regular record dates for payments of interest will be February 10 and August 10. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or maturity date falls on a date that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the applicable payment date, and no interest will accrue in respect of the delay. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or in New York City are authorized or obligated by law or executive order to close.

Optional redemption

Prior to the applicable Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time, or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the applicable Make-whole Spread, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Make-whole Spread” means, with respect to a series of notes, the number of basis points set forth opposite such series in the table below:

Title of Series	Make-whole Spread
2030 notes	10 basis points
2032 notes	15 basis points
2035 notes	15 basis points

“Par Call Date” means, with respect to a series of notes, the date set forth opposite such series in the table below:

Title of Series	Par Call Date
2030 notes	January 21, 2030
2032 notes	December 21, 2031
2035 notes	November 21, 2034

“Treasury Rate” means, with respect to any redemption date, the yield determined by the issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of a series of notes is to be redeemed, the notes of that series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Tax redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that would require us to pay additional amounts as described in the attached prospectus on page 22 under “Description of Debt Securities That We May Offer—Special Situations—Payment of Additional Amounts”, BHP Billiton Finance (USA) or BHP Group Limited may call all, but not less than all, of the notes for redemption. This means we may repay the notes prior to the stated maturity date of the notes. Our ability to redeem the notes is discussed in greater detail on page 21 of the attached prospectus under “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption”. If we call the notes as a result of such tax law changes, we must pay 100% of their principal amount. We will also pay the holders accrued interest if we have not otherwise paid interest through, but not including, the redemption date. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Substitution of BHP Billiton Finance (USA) Limited as issuer

The terms of the debt securities will permit us to transfer the obligations of BHP Finance, as issuer of the debt securities of any series, to BHP Group Limited or any of its subsidiaries. To the extent that BHP Group Limited is not itself the new obligor, its guarantee shall remain in place after the substitution. In the case of such a substitution, the party that was the issuer of the notes prior to such substitution will be relieved of any further obligations under the assumed series of debt securities.

The provisions described under “Payment of Additional Amounts” in the accompanying prospectus will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to BHP Finance, as issuer, is organized or incorporated or, if different, tax resident. In such cases, the new obligor will benefit from any optional redemption provision for tax reasons as described above under as described under “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption” on page 21 in the attached prospectus.

Defeasance and discharge

We may release ourselves from any payment or other obligations on any series of the notes as described under “Description of Debt Securities That We May Offer—Defeasance and Covenant Defeasance—Defeasance and Discharge” on page 27 of the attached prospectus.

Trustee

The trustee under the indenture governing the notes is The Bank of New York Mellon. See “Description of Debt Securities That We May Offer” on page 12 in the attached prospectus for a description of the trustee’s duties generally and the procedures and remedies available to it in the event of a default under the notes.

MATERIAL TAX CONSEQUENCES

U.S. Federal Income Taxation

See “Material Tax Consequences—U.S. Federal Income Taxation” in the attached prospectus for a description of the material U.S. federal income tax considerations of owning and disposing of securities that may be offered pursuant to this prospectus supplement.

Australian Taxation

See “Material Tax Consequences—Australian Taxation” in the attached prospectus for a description of the material Australian taxation considerations of owning and disposing of securities that may be offered pursuant to this prospectus supplement.

UNDERWRITING

We have entered into an underwriting agreement dated February 18, 2025, relating to the notes and the guarantees with the underwriters for the offering named below (for whom Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc. are acting as representatives). Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amounts of the notes indicated in the following table at the price to investors less the underwriters’ discount set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of the 2030 notes		Principal Amount of the 2032 notes		Principal Amount of the 2035 notes
Barclays Capital Inc.	US$	176,000,000	US$	132,000,000	US$	220,000,000
BofA Securities, Inc.	US$	176,000,000	US$	132,000,000	US$	220,000,000
Mizuho Securities USA LLC	US$	176,000,000	US$	132,000,000	US$	220,000,000
Santander US Capital Markets LLC	US$	176,000,000	US$	132,000,000	US$	220,000,000
SMBC Nikko Securities America, Inc.	US$	176,000,000	US$	132,000,000	US$	220,000,000
CIBC World Markets Corp.	US$	20,000,000	US$	15,000,000	US$	25,000,000
Citigroup Global Markets Inc.	US$	20,000,000	US$	15,000,000	US$	25,000,000
Credit Agricole Securities (USA) Inc.	US$	20,000,000	US$	15,000,000	US$	25,000,000
DBS Bank Ltd.	US$	20,000,000	US$	15,000,000	US$	25,000,000
MUFG Securities Americas Inc.	US$	20,000,000	US$	15,000,000	US$	25,000,000
Westpac Banking Corporation	US$	20,000,000	US$	15,000,000	US$	25,000,000

Total	US$	1,000,000,000	US$	750,000,000	US$	1,250,000,000

Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc. are the joint active bookrunners for the offering of the notes.

Certain of the underwriters are not U.S. registered broker-dealers. To the extent that such underwriters intend to effect sales of securities in the United States or to U.S. persons, all such sales will be made by or through U.S. registered broker-dealers, which may include affiliates of one or more of the underwriters, or as otherwise permitted by applicable U.S. laws and regulations.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The issuer and the guarantor have jointly and severally agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The distribution

We have been advised by the underwriters that they propose initially to offer the notes to the public at the prices to investors set forth on the cover page of this prospectus supplement. After the initial public offering, the prices to investors may be changed by the underwriters at their own initiative.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the prices to investors set forth on the cover page of this prospectus supplement.

No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the prices of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue the activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately US$2,000,000.

The addresses of the joint active bookrunners are: Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, United States of America; BofA Securities, Inc., One Bryant Park, New York, New York 10036, United States of America; Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020, United States of America; Santander US Capital Markets LLC, 437 Madison Avenue, New York, New York 10022, United States of America; and SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, New York 10172, United States of America.

Conflicts of interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We are not aware that any of our major shareholders, directors or executive officers intend to subscribe for notes in this offering or that any person intends to subscribe for more than 5% of the aggregate principal amount of the notes offered in this offering.

Settlement

We expect that delivery of the notes will be made to investors on or about February 21, 2025, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3 ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3 , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day prior to the date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement until the date of delivery of the notes, offer, sell, contract to sell or otherwise dispose of (i) any debt securities (including without limitation, any guarantee of debt securities) of the guarantor or any subsidiary of the guarantor or (ii) warrants to purchase debt securities of the guarantor or any subsidiary of the guarantor substantially similar to the notes sold to the underwriters pursuant to the underwriting agreement (except, in each case, for the notes sold to the underwriters pursuant to the underwriting agreement and commercial paper issued in the ordinary course of business), in each case in the United States or the European Economic Area (the “EEA”) or the United Kingdom (the “UK”) to any resident of the United States, or the EEA or the UK (including corporations and other entities organized under the laws of the United States, or any Member State of the EEA or the UK but not including a permanent establishment of such corporations or other entity located outside the United States, and the EEA and the UK), without the prior written consent of Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc., which act as representatives for the underwriters in certain circumstances.

Selling restrictions

The notes are offered in a global offering for sale in those jurisdictions in the United States, the EEA, the UK, Australia and elsewhere where it is lawful to make such offers.

Australia

No prospectus or other disclosure document as defined in the Corporations Act 2001 (Cth) of Australia (“Australian Corporations Act”) in relation to the notes or the guarantees has been, or will be lodged with the Australian Securities and Investments Commission (“ASIC”), the ASX, or any other stock exchange or trading facility licensed under the Australian Corporations Act. Each underwriter has represented and agreed that it:

(a)

has not (directly or indirectly) made or invited, and will not make or invite, an offer of the notes or the guarantees for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(b)

has not distributed or published, and will not distribute or publish, the prospectus supplement or prospectus or any other offering material or advertisement relating to the notes or the guarantees in Australia, unless, in the case of either (a) or (b):

(c)

the aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the offeror or its associates (as defined in the Australian Corporations Act)), or the offer or invitation otherwise does not require disclosure to investors in accordance with Parts 6D.2 or 7.9 of the Australian Corporations Act;

(d)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Australian Corporations Act;

(e)	such action complies with all applicable laws, regulations and directives; and

(f)	such action does not require any document to be lodged with ASIC or the ASX.

Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc. have agreed, severally and not jointly, that they will offer the notes (i) to at least 10 persons, each of whom is carrying on a business of providing finance or investing or dealing in securities in the course of operating in a financial market, and is not known or suspected to be an associate (as defined in section 128F(9) of the Income Tax Assessment Act 1936 of Australia (Australian Tax Act)) of any other person to whom the offer is made by the underwriter under this section; or (ii) in such other manner as which satisfies section 128F(3) of the Australian Tax Act. Such offers will be made within 30 days of Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc. being unconditionally obliged to offer the notes for sale.

Each underwriter has represented and warranted that it is and will be acting as an underwriter in the course of carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

Each underwriter has represented and agreed that, in connection with the primary distribution of the notes, it will not (directly or indirectly) sell notes to any person if, at the time of such sale, the employees of the underwriter who are involved in making the offer, effecting the sale or otherwise directly involved in the sale knew or had reasonable grounds to suspect that, as a result of such sale, any notes (or an interest in any notes) was being, or would be, acquired (directly or indirectly) by an Offshore Associate (as defined below). For the avoidance of doubt, if the relevant employees of an underwriter do not know, or do not have reasonable grounds to suspect, that a person is an associate of the issuer or the guarantor, nothing in this paragraph obliges that underwriter to make positive inquiries of that person to confirm that person is not an Offshore Associate. In this paragraph, “Offshore Associate” means an associate (as defined in section 128F(9) of the Australian Tax Act) of the issuer or the guarantor that is either (i) a non-resident of Australia that does not acquire, or would not acquire, the notes in carrying on a business at or through a permanent establishment in Australia, or (ii) a resident of Australia that acquires, or would acquire, the notes at or through a permanent establishment outside Australia, which, in either case, is not acquiring or would not acquire the notes in the capacity of a dealer, manager or underwriter in relation to the placement of those notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme.

Canada

The notes may be sold only in any province or territory of Canada to purchasers purchasing, or deemed to be purchasing, as principal that are both accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (Exemption based on U.S. disclosure).

Upon receipt of this document, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the EEA

None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. None of the issuer, the guarantor and the underwriters has authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each underwriter has represented and agreed severally and not jointly that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not an EEA Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in the UK

None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (each, a “UK Qualified Investor”). Accordingly any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. None of the issuer, the guarantor and the underwriters has authorized, nor do they authorize, the making of any offer of notes in the UK other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each underwriter has represented and agreed severally and not jointly that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or

(iii)	not a UK Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Other Regulatory Restrictions in the UK

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

Each underwriter has represented and agreed severally and not jointly that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer or the guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for the BHP Group by Sullivan & Cromwell, Melbourne, Australia, as to certain matters of New York law. The validity of the notes and guarantees will be passed upon for the BHP Group by Herbert Smith Freehills, as to certain matters of Australian law.

Certain legal matters with respect to United States and New York law relating to the offering will be passed upon for the underwriters by Sidley Austin, Sydney, Australia.

EXPERTS

The consolidated financial statements of the BHP Group appearing in BHP Group Limited’s Annual Report on Form 20-F for the year ended June 30, 2024, and the effectiveness of BHP Group Limited’s internal control over financial reporting as of June 30, 2024, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

BHP Billiton Finance (USA) Limited

Fully and unconditionally guaranteed by

BHP Group Limited

BHP Billiton Finance (USA) Limited may use this prospectus to offer guaranteed debt securities from time to time in one or more series and in one or more offerings.

The debt securities will be issued by BHP Billiton Finance (USA) Limited and will be guaranteed by BHP Group Limited, an Australian corporation.

We urge you to read this prospectus, which describes some of the general terms that may apply to these debt securities and the general manner in which they may be offered, carefully before you make your investment decision. We will provide the specific terms of any debt securities that we offer and the manner in which they are offered in supplements to this prospectus, which you should also carefully review. Such supplements may also add to, update, supplement or clarify information contained in this prospectus. We may sell these securities to or through underwriters as well as to other purchasers or through agents. The names of the underwriters or agents will be included in the prospectus supplement.

Investing in the debt securities involves risks. See “Risk Factors” beginning on page 2 for a discussion of material risks that you should consider before investing in the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is February 22, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus from time to time in one or more series and in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities. The prospectus supplement may also add to, update or change information contained in this prospectus. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. Before you invest in any debt securities offered using this prospectus, you should read both this prospectus and the applicable prospectus supplement together with the additional information described on page 6 under the heading “Where You Can Find More Information About the BHP Group”. However, if there is any inconsistency between the information in this prospectus and any prospectus supplement, the information in that prospectus supplement shall prevail.

Neither we, nor any underwriters or agents, have authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any jurisdiction where the offer is prohibited.

You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of any such documents.

In this prospectus, the terms “BHP”, “BHP Group”, “our business” and “ourselves” are used to refer to BHP Group Limited, and, except where the context otherwise requires, its subsidiaries (including the issuer). We refer to BHP Billiton Finance (USA) Limited as “BHP Finance” or the “issuer.” We refer to BHP Group Limited as the “guarantor.” References to “we”, “us” or “our” are to BHP Group, unless the context otherwise requires.

RISK FACTORS

Investing in the debt securities offered using this prospectus involves risk. We have set forth risk factors relating to our business in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. Our subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), including our annual reports on Form 20-F for future fiscal years or any reports on Form 6-K specifically incorporated in this prospectus by reference, may contain amended and updated discussions of significant risks to our business. If applicable, we will also include certain additional risk factors that relate specifically to securities being offered in any prospectus supplement used in connection with any such offering. For additional information, refer to the section entitled “Incorporation of Information We File with the SEC.”

You should carefully consider all of these risks, as well as the other information in, or incorporated by reference in, the prospectus and any prospectus supplement before you decide whether to buy the debt securities. If any of the situations described in these risks actually occurs, our business, financial condition and results of operations would likely suffer. In this case, any trading price of the debt securities could decline and you could lose all or part of your investment.

Risks relating to the Debt Securities

Since BHP Group Limited is a holding company and conducts its operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of its subsidiaries, other than BHP Finance.

BHP Group Limited is organized as a holding company and substantially all of its operations are carried on through its subsidiaries. The BHP Group’s principal source of income is the dividends and distributions that it receives from its subsidiaries. The ability of BHP Group Limited to meet its financial obligations is dependent upon the availability of cash flows from its subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends to BHP Group Limited.

In addition, some of these subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English law prohibits those subsidiaries incorporated in the United Kingdom from paying dividends unless these payments are made out of distributable profits. Australian law prohibits the payment of dividends unless the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend, the payment of the dividend is fair and reasonable to the company’s shareholders as a whole and the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Other statutory and general law obligations also affect the ability of directors of these subsidiaries to declare dividends and the ability of these subsidiaries to make payments to BHP Group Limited on account of intercompany loans.

Investors should also note that claims of the creditors of the subsidiaries of BHP Group Limited have priority as to the assets of such subsidiaries over the claims of BHP Group Limited. In addition, BHP Group (UK) Ltd (formerly known as BHP Group Plc) is not a guarantor of any debt securities offered using this prospectus, but has guaranteed, and may in the future guarantee, other indebtedness of members of the BHP Group, including as of the date of this prospectus, the issuer’s outstanding 4.125% senior notes due 2042 and 5.000% senior notes due 2043. Consequently, on the insolvency of BHP Group Limited and its subsidiaries, holders of debt securities issued by the issuer and guaranteed by BHP Group Limited are structurally subordinated to the prior claims of the creditors of subsidiaries of BHP Group Limited (including BHP Group (UK) Ltd), other than the issuer.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities will be unsecured. At December 31, 2022, the guarantor had no secured indebtedness outstanding. If BHP Finance defaults on the debt securities offered using this prospectus or BHP Group Limited defaults on the guarantees of such debt securities, or after the bankruptcy, liquidation or reorganization of either of them, then, to the extent that the issuer or the guarantor has granted security over their assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before any payment on the debt securities or the guarantees can be made. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share on the same basis as all unsubordinated unsecured indebtedness.

If the issuer defaults on the debt securities, or the guarantor defaults on the guarantees, your right to receive payments on the guarantees may be adversely affected by Australian insolvency laws.

BHP Group Limited and BHP Finance are incorporated under the laws of the Commonwealth of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantor, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

If you are a U.S. holder, the substitution of the issuer of our debt securities could cause you to realize a taxable gain or loss for U.S. tax purposes, if any, on any such debt securities that you hold. Similarly, if you are an Australian holder, the substitution of the issuer of our debt securities could cause you to realize a taxable gain or loss for Australian tax purposes, if any, on any such debt securities that you hold.

The terms of the debt securities will permit us to transfer the obligations of BHP Finance, as issuer of the debt securities of any series, to BHP Group Limited or any of its subsidiaries. In the case of such a substitution, the issuer prior to such substitution will be relieved of any further obligations under the assumed series of debt securities. Under U.S. and Australian tax law, the change in the issuer on our debt securities under these provisions could be treated as a disposition of any such debt securities that you hold, resulting in your realization of gain or loss on our debt securities even though you continue to hold our debt securities and receive no distribution in connection with the deemed disposition. A change of Issuer may also cause the debt securities to cease to be eligible for the exemption from Australian interest withholding tax. See “Material Tax Consequences—U.S. Federal Income Taxation—Substitution of Issuer” and “Material Tax Consequences—Australian Taxation—Substitution of Issuer” for discussion of possible tax consequences.

There is no established trading market for the debt securities that BHP Finance is offering and one may not develop.

The debt securities will be new securities for which there currently is no established trading market. There is a risk regarding the future development of a market for the debt securities or the ability of holders of the debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If such a market were to develop, the debt securities could trade at prices that may be lower than the initial public offering price depending on many factors, including prevailing interest rates, BHP Group’s operating results and the market for similar securities. Therefore, there is a risk as to the liquidity of any trading market for the debt securities or that an active public market for the debt securities will not develop.

The indenture will not restrict the amount of additional indebtedness that we may incur.

The debt securities and the indenture under which the debt securities will be issued will not place any limitation on the amount of indebtedness that may be incurred by us. Our incurrence of additional indebtedness may have important consequences for you as a holder of the debt securities, including making it more difficult for us to satisfy our obligations with respect to the debt securities, increasing the amount of indebtedness ranking equal or (if secured) effectively senior to the debt securities in the event of our bankruptcy or insolvency, resulting in a loss in the trading value of your debt securities, if any, and increasing the risk that the credit rating of the debt securities is lowered or withdrawn.

Since the issuer and the guarantor reside outside the United States and a substantial portion of their assets is located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions will be more difficult.

The issuer and BHP Group Limited are corporations organized under the laws of the Commonwealth of Australia.

Substantially all the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, you may have difficulty bringing an original action in an Australian court to enforce liabilities against any of these companies or any person described above based on U.S. federal securities laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and any prospectus supplement may constitute “forward-looking statements” (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995), which are subject to various risks and uncertainties. These statements may be identified by the use of forward-looking terminology, including, but not limited to, “intend,” “aim,” “ambition,”, “aspiration,” “goal,” “target,” “prospect,” “project,” “see,” “anticipate,” “estimate,” “plan,” “objective,” “believe,” “expect,” “commit,” “may,” “should,” “need,” “must,” “will,” “would,” “continue,” “forecast,” “guidance,” “outlook,” “trend,” or similar words. These statements discuss future expectations concerning the results of assets or financial conditions, or provide other forward looking information.

These statements include, but are not limited to, the information regarding:

•	trends in economic outlook;

•	commodity prices and currency exchange rates;

•	demand for commodities;

•	medium-term guidance;

•	reserves and resources and production forecasts;

•	operational performance;

•	expectations, plans, strategies and objectives of management;

•	climate scenarios;

•	approval of certain projects and consummation of certain transactions, including, but not limited to, our announced proposed acquisition of OZ Minerals Limited;

•	closure or divestment of certain assets, operations or facilities (including associated costs);

•	anticipated production or construction commencement dates;

•	capital expenditure or costs and scheduling;

•	operating costs, including unit cost guidance, and shortages of materials and skilled employees;

•	anticipated productive lives of projects, mines and facilities;

•	provisions and contingent liabilities; and

•	tax and regulatory developments.

As at the date of this prospectus, examples of forward-looking statements contained or incorporated by reference in this prospectus include, without limitation, statements describing (i) our strategy, our values and how we define our success; (ii) our expectations regarding future demand for certain commodities, in particular copper, nickel, iron ore, metallurgical coal, steel and potash, and our intentions, commitments or expectations with respect to our supply of certain commodities, including copper, nickel, iron ore and potash; (iii) our future exploration and partnership plans and perceived benefits and opportunities, including our focus to grow our copper and nickel assets; (iv) the structure of our organization and portfolio and perceived benefits and opportunities; (v) our outlook for long-term economic growth and other macroeconomic and industry trends; (vi) our projected and expected production and performance levels and development projects; (vii) our expectations regarding our investments, including in potential growth options and technology and innovation, and perceived benefits and opportunities; (viii) our reserves and resources; (ix) our plans for our major projects and related budget allocations; (x) our expectations, commitments and objectives with respect to sustainability, decarbonization, natural resource management, climate change and portfolio resilience and timelines and plans to seek to achieve or implement such objectives, including our new 2030 ‘People, Planet and Prosperity’ goals, our approach to equitable change and transitions, our Climate Transition Action Plan, Climate Change Adaptation Strategy and goals, targets and strategies to seek to reduce or support the reduction of greenhouse gas emissions, and related perceived costs, benefits and opportunities for BHP Group; (xi) the assumptions, beliefs and conclusions in our climate change related statements and strategies, including in our Climate Change Report 2020, for example, in respect of future temperatures, energy consumption and greenhouse gas emissions, and climate-related impacts; (xii) our commitment to social value; (xiii) our commitments to sustainability reporting, frameworks, standards and initiatives; (xiv) our commitments to improve or maintain safe tailings storage management; (xv) our commitments to achieve certain inclusion and diversity targets, aspirations and outcomes; (xvi) our commitments to achieve certain targets and outcomes with respect to Indigenous peoples and the communities in which we operate; and (xvii) our commitments to achieve certain health and safety targets and outcomes.

Forward-looking statements are based on management’s views and expectations at the relevant time and reflect judgments, assumptions, estimates and other information available as of the date of the statements are made. These forward-looking statements do not represent guarantees or predictions of future financial or operational performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause actual results to differ materially from those expressed in the statements contained in this prospectus. You are cautioned not to put undue reliance on any forward looking statements or guidance, including in light of the current economic climate and the significant volatility, uncertainty and disruption arising in connection with the Ukraine conflict and COVID-19.

For example, our future revenues from our assets, projects or mines described in this prospectus and any prospectus supplement (including the documents incorporated by reference herein or therein) will be based, in part, on the market price of the minerals or metals produced, which may vary significantly from current levels. These variations, if materially adverse, may affect the timing or the feasibility of the development of a particular project, the expansion of certain facilities or mines, or the continuation of existing assets.

Other factors that may affect the actual construction or production commencement dates, revenues, costs or production output and anticipated lives of assets, mines or facilities include: (i) our ability to profitably produce and transport the minerals and/or metals extracted to applicable markets; (ii) the impact of foreign currency exchange rates on the market prices of the minerals or metals we produce; (iii) activities of government authorities in the countries where we sell our products and in the countries where we are exploring or developing projects, facilities or mines, including increases in taxes and royalties; (iv) changes in environmental and other regulations; (v) the duration and severity of the Ukraine conflict and the COVID-19 pandemic and their impact on our business; (vi) political or geopolitical uncertainty; (vii) labor unrest; (viii) weather, climate variability or other manifestations of climate change; and (ix) other factors identified in the risk factors described elsewhere in this prospectus (including the documents incorporated by reference herein).

Except as required by applicable regulations or by law, we do not undertake to publicly update or review any forward-looking statements, whether as a result of new information or future events.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE BHP GROUP

BHP Group Limited files or furnishes annual and other reports and other information with the SEC. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC at www.sec.gov, on which our annual and other reports are made available to the public.

In addition, we maintain a corporate website, www.bhp.com. We make available through our website our annual reports on Form 20-F, reports on Form 6-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

BHP has a primary listing on the Australian Securities Exchange (“ASX”) in Australia. BHP holds a standard listing on the London Stock Exchange (“LSE”) and a secondary listing on the Johannesburg Stock Exchange (“JSE”). In addition, BHP Group Limited’s American Depositary Shares (“ADSs”) are listed on the New York Stock Exchange (“NYSE”) in the United States, with each ADS representing two ordinary shares of BHP Group Limited. You can consult reports and other information about BHP Group Limited that it files pursuant to the rules of the ASX, LSE, JSE and NYSE at these exchanges.

We will make available to the holders of debt securities, at the corporate trust office of the trustee under the indenture governing the debt securities, copies of the indenture as well as our most recent annual report on Form 20-F, including a review of operations, and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. We will also make available at the corporate trust office of the trustee our semi-annual consolidated financial statements, prepared in accordance with IFRS.

Except for the documents specifically incorporated by reference into this prospectus, the information contained on, or that can be accessed through, our website or the SEC’s website, or the foregoing exchanges, is not part of, and is not incorporated into, this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows BHP Group Limited to “incorporate by reference” the information filed or furnished with the SEC. This permits BHP Group Limited to disclose important information to you by referring you to these filed or furnished documents. Any information referenced in this way is considered part of this prospectus, and any information that we file or furnish with the SEC subsequent to this prospectus and incorporate by reference into this prospectus will automatically be deemed to update and supersede this information, as described in more detail below.

We incorporate by reference the following documents that have been filed with the SEC:

•	The Annual Report on Form 20-F of BHP Group Limited for the fiscal year ended June 30, 2022, as filed with the SEC on September 6, 2022.

•	The Report on Form 6-K furnished to the SEC on December 22, 2022, containing the news release of BHP Group Limited relating to the entry into a scheme implementation deed with OZ Minerals Limited.

•

The Report on Form 6-K furnished to the SEC on January 19, 2023, containing the news release of BHP Group Limited relating to the operational review for the half year ended December 31, 2022 of BHP Group Limited (the “2023 Half Year Operational Review”).

•

The Report on Form 6-K furnished to the SEC on February 21, 2023, containing the unaudited consolidated financial statements for the half year ended December  31, 2022, prepared in accordance with IFRS, and related management’s discussion and analysis of financial condition and results of operations (the “2023 Half Year Financial Review”).

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), including but not limited to any future report on Form 20-F of BHP Group Limited, until we terminate the offering of securities contemplated by any prospectus supplement to this prospectus. In addition, we may incorporate by reference some future reports on Form 6-K, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference in such documents). Requests should be directed to BHP Group Limited, 171 Collins Street, Melbourne, Victoria 3000, Australia, Telephone: +61-3-9609-3333.

BHP GROUP LIMITED

We are BHP, a leading global resources company. Our purpose is to bring people and resources together to build a better world.

We are among the world’s top producers of major commodities, including iron ore, metallurgical coal and copper. We also have substantial interests in nickel and are developing one of the world’s largest potash mines in Canada. We are reshaping our portfolio to focus on higher-quality iron ore and metallurgical coal preferred by our steelmaking customers, copper for electrification and renewable energy, nickel for electric vehicles and potash to make food production and land use more efficient and sustainable.

For the past two decades, we operated with a dual listed company structure with two parent companies – BHP Group Limited in Australia with its shares listed on the Australian Securities Exchange and BHP Group Plc (now known as BHP Group (UK) Ltd) in the United Kingdom with its shares listed on the LSE. Following shareholder approval in January 2022, we unified our corporate structure to one parent company and one share price – under BHP Group Limited. BHP Group (UK) Ltd (f/k/a BHP Group Plc) is not a guarantor of any debt securities issued using this prospectus.

The headquarters of BHP Group Limited and the global headquarters of the BHP Group are located in Melbourne, Australia.

BHP has a primary listing on the ASX in Australia. BHP holds a standard listing on the LSE and a secondary listing on the JSE. In addition, BHP Group Limited’s ADSs are listed on NYSE in the United States, with each ADS representing two ordinary shares of BHP Group Limited. Citibank N.A. is the Depositary for the ADS program.

You can find a more detailed description of BHP’s business and recent transactions in BHP’s Annual Report on Form 20-F for the year ended June 30, 2022, BHP’s 2023 Half Year Financial Review and BHP’s 2023 Half Year Operational Review, each of which is incorporated by reference in this prospectus, as well as any subsequent filings incorporated by reference into this prospectus.

BHP BILLITON FINANCE (USA) LIMITED

BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, is a wholly-owned finance subsidiary of BHP Group Limited. BHP Billiton Finance (USA) Limited was formed for the purpose of borrowing on behalf of the BHP Group and advancing the net proceeds of such borrowings to members of the BHP Group. The principal executive offices of BHP Billiton Finance (USA) Limited are located at Level 18, 171 Collins Street, Melbourne, Victoria 3000, Australia. The issuer’s telephone number is +61-3-9609-3333.

BHP Billiton Finance (USA) Limited is empowered under its Constitution to borrow or raise money in such manner as it sees fit and in particular by the issue of debentures or other securities, such as the debt securities.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, BHP Finance intends to lend the net proceeds from the sale of any debt securities sold under this prospectus to BHP Group Limited, which will use such proceeds for general corporate purposes.

ENFORCEMENT OF CIVIL LIABILITIES

The issuer is a corporation organized under the laws of the Commonwealth of Australia. BHP Group Limited is a corporation organized under the laws of the Commonwealth of Australia. Substantially all the directors and officers of BHP Group Limited, and some of the experts named in this document, reside outside the United States, principally in Australia. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon this company or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal or state securities laws. In addition, there are doubts as to the ability of an investor to bring an original action in an Australian court to enforce liabilities against us or any person based on U.S. federal or state securities laws.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER

General

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which prospectus supplement will be attached to this prospectus. You should read that prospectus supplement carefully. The prospectus supplement may contain additional terms of those debt securities.

The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities being offered to you. If there is any inconsistency between the terms presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will prevail.

In this section, the terms “we” and “us” refer to the issuer.

BHP Group Limited acts as the guarantor of the debt securities issued under the indenture. The guarantees are described under “Guarantees” below. In this section, the terms “BHP Group Limited” and “guarantor” refer to BHP Group Limited and not to its consolidated subsidiaries. BHP Group (UK) Ltd (f/k/a BHP Group Plc) is not a guarantor of any debt securities issued using this prospectus.

As required by federal law of the United States for all bonds and notes of companies that are publicly offered, the debt securities are governed by an indenture, which you should read. The indenture relating to the debt securities issued by BHP Finance is a contract, among BHP Finance, BHP Group Limited and The Bank of New York Mellon. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939. The indenture will be entered into at a date subsequent to the date of this prospectus. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your debt securities will be described in a prospectus supplement to this prospectus. Those terms may vary from the terms described here.

The relevant prospectus supplement for any particular series of the debt securities will describe the following terms of debt securities offered (to the extent not described in this prospectus or to the extent different from this prospectus):

•	the specific designation of the debt securities and the aggregate principal amount being offered;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt security is registered;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate or rates, the date or dates from which interest will accrue, the dates on which interest is payable and the record dates for determining to whom interest is payable;

•	the place or places where payments of principal and any premium and interest are payable;

•	the terms of any optional or mandatory redemption of debt securities, including the amount of any premium;

•	the denominations in which the debt securities will be issued, if other than US$1,000;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the currency or currencies in which the debt securities are denominated and in which we will make any payments;

•	the portion of the principal amount of the debt securities payable upon acceleration of maturity due to an event of default;

•

if the principal amount of the debt securities will not be determinable prior to maturity, the amount which will be deemed to be the principal amount or the method by which the principal amount will be calculated;

•	the forms of the debt securities and the guarantees;

•	the terms of any defeasance of the debt securities;

•

whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership—Global Securities,” and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•

any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or requisite holders to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the indenture;

•	if Additional Amounts, as defined and described under “Special Situations—Payment of Additional Amounts,” will not be payable by the Guarantor;

•

whether we may from time to time without the consent of the Holders of a series of debt securities create and issue further debt securities having the same terms and conditions as the outstanding debt securities so that such further issue is consolidated and forms a single series with the series of the outstanding debt securities;

•	the stock exchange, if any, on which the series of debt securities will be listed; and

•	any other special features of the series of debt securities.

The Bank of New York Mellon, whose offices are located at 240 Greenwich Street, New York, New York 10286, acts as the trustee under the indenture. The trustee has two principal functions:

•

First, it can and, at the direction of a majority of the holders, shall enforce your rights against the issuer or the guarantor if the issuer defaults on the debt securities or the guarantor defaults on a guarantee. However, there are some limitations on the extent to which the trustee may act on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•

Second, the trustee performs administrative functions on behalf of the issuer, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. See the section entitled “Where You Can Find More Information About the BHP Group” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms here.

We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, those sections or defined terms are incorporated by reference here.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal. The terms “stated maturity” and “maturity” refer to the dates when interest payments become due. For example, reference to a regular interest payment date when an installment of interest is scheduled to become due is the “stated maturity” of that installment. When reference is made to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, it refers to the stated maturity or maturity, as the case may be, of the principal. The debt securities are subject to defeasance as described below under “Defeasance and Covenant Defeasance.”

The issuer will pay interest on the debt securities on the interest payment dates specified in the related prospectus supplement, and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date on the debt securities on the basis of a 360-day year of twelve 30-day months.

How the Debt Securities Rank Against Other Debt

The debt securities will not be secured by any of the issuer’s or the guarantor’s property or assets. Thus, by owning these debt securities, holders are unsecured creditors of the issuer. These debt securities will not be subordinated or senior to any of the issuer’s other unsecured unsubordinated debt obligations. The guarantees will be unsecured obligations of BHP Group Limited and will rank equally as to payment with all their other unsecured and unsubordinated debt, except debt given preference by law. These guarantees will not be subordinated or senior to any of the guarantor’s other unsecured unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer or the guarantor, the issuer’s obligations under these debt securities and the guarantor’s obligation under the guarantees would rank equally in right of payment with all of the issuer’s and the guarantor’s other unsecured and unsubordinated debt, respectively, except debt given preference by law.

Since most of the guarantor’s operations are conducted by their subsidiaries, it is largely dependent on cash from their subsidiaries for the payment of principal and interest, and Additional Amounts, if any, pursuant to the guarantees. You should note that there are no limitations on subsidiary companies taking on additional debt other than any limitations that may exist in each subsidiary’s own financing arrangements.

Claims of the creditors of the subsidiaries of BHP Group Limited have priority as to the assets of such subsidiaries over the claims of BHP Group Limited. In addition, BHP Group (UK) Ltd (formerly known as BHP Group Plc) is not a guarantor of any debt securities offered using this prospectus, but has guaranteed, and may in the future guarantee, other indebtedness of members of the BHP Group. Consequently, on the insolvency of BHP Group Limited and its subsidiaries, holders of debt securities issued by the issuer and guaranteed by BHP Group Limited are structurally subordinated to the prior claims of the creditors of subsidiaries of BHP Group Limited (including BHP Group (UK) Ltd), other than the issuer.

Guarantee

BHP Group Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any Additional Amounts which may be payable in respect of the debt securities, as described under “Special Situations—Optional Tax Redemption—Payment of Additional Amounts.” BHP Group Limited guarantees the payment of such amounts when such amounts become due and payable, whether on an interest payment date, at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. BHP Group Limited is obligated to pay such amounts.

BHP Group (UK) Ltd is not a guarantor of any debt securities offered using this prospectus.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by the issuer or the guarantor as legal holders of debt securities. This is called holding in street name. Instead, the issuer and the guarantor will recognize only the bank or broker holding, or the financial institution the bank or broker uses to hold, its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you are considering holding debt securities in street name, you should check with your own institution to find out:

•	how it will handle debt security payments and notices;

•	whether it will impose fees or charges;

•	how it will handle voting if it were ever required;

•	whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below; and

•	how it will pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The issuer’s obligations, the guarantor’s obligations, as well as the obligations of the trustee and those of any third parties employed by the issuer, the guarantor or the trustee, run only to persons who are registered as holders of debt securities. As noted above, the issuer and the guarantor do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once the issuer or the guarantor makes payment to the registered holder, it has or they have, as the case may be, no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What are Global Securities? Global securities are a special type of indirectly held securities, as described above under “Legal Ownership—Street Name and Other Indirect Holders.” The ultimate beneficial owners of global securities can only be indirect holders.

The issuer and the guarantor require that the global securities be registered in the name of a financial institution they select. In addition, the issuer and the guarantor require that the debt securities included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. Neither the issuer nor the guarantor recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global securities. The debt securities offered by this prospectus will only be issued in the form of global securities except in special circumstances described below.

If you are an investor in global securities, you should be aware that:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders.”

•

You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global securities. The issuer, the guarantor and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in global securities. The issuer, the guarantor and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in global securities be purchased or sold within its system using same-day funds.

Special Situations When Global Securities Will Be Terminated. In a few special situations described later, global securities will terminate and interests in them will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders.”

The special situations for termination of global securities are:

•	When the depositary notifies the issuer or the guarantor that it is unwilling, unable or no longer qualified to continue as depositary and no successor has been appointed.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default.”

When global securities terminate, the depositary (and not the issuer, the guarantor or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Legal Ownership—Street Name and Other Indirect Holders.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where the issuer makes payments.

•

Your rights under several special situations, such as if the issuer or the guarantor merge with another company, if the issuer or the guarantor want to change a term of the debt securities or if the issuer or the guarantor want to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict the issuer’s and the guarantor’s ability to incur liens.

•	Your rights if the issuer defaults in respect of its obligations under the debt securities or experiences other financial difficulties.

•	Your rights if the guarantor defaults in respect of its obligations under the guarantees or experience other financial difficulties.

•	The issuer’s and the guarantor’s relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of US$1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the applicable corporate trust office of the trustee. The trustee acts as the issuer’s and the guarantor’s agent for registering debt securities in the names of holders and transferring the debt securities. The issuer or the guarantor may change this appointment to another entity or perform the service themselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

The issuer or the guarantor may cancel the designation of any particular transfer agent. The issuer or the guarantor may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the issuer redeems less than all of the debt securities, it may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 10 days before the day the issuer mails the notice of redemption and ends on the day of that mailing. The issuer may also refuse to register transfers or exchanges of debt securities selected for redemption in whole or in part. However, it will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

Payment and Paying Agents

The issuer will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date. (Section 307)

The issuer will pay interest, principal and any other money due on your debt securities at the applicable corporate trust office of the trustee in New York City. That office is currently located at 240 Greenwich Street, New York, New York 10286. The issuer may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that the issuer will pay all the interest for an interest period to, in the case of certificated debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We recommend that street name and other indirect holders consult their banks or brokers for information on how they will receive payments.

The issuer or the guarantor may also arrange for additional payment offices, and may cancel or change these offices, including the issuer’s or the guarantor’s use of the trustee’s corporate trust office. These offices are called paying agents. The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York 10286, acts as paying agent. The issuer or the guarantor may also choose to act as their own paying agent. The issuer or the guarantor must promptly notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

The issuer, the guarantor and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that the issuer pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to the issuer. After that two-year period, you may look only to the issuer and the guarantor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

The issuer and the guarantor are generally permitted to consolidate or merge with another company or firm. The issuer and the guarantor are also permitted to sell or lease substantially all of their assets to another firm. However, neither the issuer nor the guarantor may take any of these actions unless all the following conditions are met:

•

Where the issuer merges out of existence or sells or leases all its assets, the other entity must be a corporation, partnership or trust duly organized and validly existing under the laws of Australia (or any State thereof), the United Kingdom (or any county thereof), the United States (any State thereof or the District of Columbia) or The Netherlands (or any county thereof).

•

Where BHP Group Limited merges out of existence or sells or leases all its assets, the other entity must be a corporation, partnership or trust duly organized and validly existing under the laws of the applicable jurisdiction. The applicable jurisdiction will be the jurisdiction in which such successor entity is organized. If such other entity is organized under the laws of a jurisdiction other than Australia (or any State thereof), the United Kingdom (or any county thereof), the United States (any State thereof or the District of Columbia) or The Netherlands (or any county thereof), it must indemnify you against any tax, assessment, governmental charge or other cost resulting from the transaction.

•

If the issuer or BHP Group Limited merges out of existence or sells or leases substantially all of its assets, the other entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to the entity that merged or transferred its assets.

•

Neither the issuer nor BHP Group Limited may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Default and Related Matters—Events of Default—What is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The issuer or BHP Group Limited, as the case may be, must deliver certain certificates and other documents to the trustee.

It is possible that a merger or other similar transaction could be treated for U.S. Federal income tax purposes as a taxable exchange by the holders of debt securities for new securities, which could result in holders recognizing taxable gain or loss for U.S. Federal income tax purposes. A merger or other similar transaction could also have adverse tax consequences to holders under other tax laws to which the holders are subject.

Substitution of BHP Finance as issuer

The terms of the debt securities will permit us to transfer the obligations of BHP Finance, as issuer of the debt securities of any series, to BHP Group Limited or any of its subsidiaries. To the extent that BHP Group Limited is not itself the new obligor, its guarantee shall remain in place after the substitution. In the case of such a substitution, the issuer prior to such substitution will be relieved of any further obligations under the assumed series of debt securities.

The provisions described under “Payment of Additional Amounts” will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to BHP Finance, as issuer, is organized or incorporated or, if different, tax resident. In such cases, the new obligor will benefit from any optional redemption provision for tax reasons as described below under “—Optional Tax Redemption” or provided for in the prospectus supplement.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to the debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any of the issuer’s or the guarantor’s obligations to pay Additional Amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

•	change any obligation of the issuer or the guarantor to maintain an office for payment, transfer or exchange of debt securities and to receive notice and demands; and

•	modify or affect, in any manner adverse to you, the obligations of the issuer or the guarantor in respect of the payment of principal, premium, if any, and interest, if any. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for the issuer or the guarantor to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, the issuer or the guarantor cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “Special Situations—Modification and Waiver—Changes Requiring Your Approval” unless they obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, the issuer and the guarantor will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, the issuer and the guarantor will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if the issuer or the guarantor have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance—Defeasance and Discharge.” (Section 101)

•

The issuer and the guarantor will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If the issuer, the guarantor or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that the issuer or the guarantor may specify (or as the trustee may specify, if it sets the record date). The issuer and the guarantor may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

We recommend that street name and other indirect holders consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

Your debt securities may be redeemed in whole, but not in part, in the three tax-related situations described below. The redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any Additional Amounts due on the date fixed for redemption. Furthermore, you must receive between 10 and 60 days’ notice before your debt securities are redeemed.

The first situation is where, as a result of a change in, execution of or amendment to, any laws or treaties or the official application or interpretation of any laws or treaties, the issuer or the guarantor determines that it or they would be required to pay Additional Amounts as described later under “Special Situations—Payment of Additional Amounts.”

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer or BHP Group Limited is incorporated. If the issuer or BHP Group Limited has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem the debt securities in this case if the issuer or the guarantor, as the case may be, could have avoided the payment of Additional Amounts or the deduction or withholding by using reasonable measures available to it.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, the guarantor determines that they or any subsidiary of the guarantor would have to deduct or withhold tax on any payment made to the issuer to enable it to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer and BHP Group Limited are incorporated. If the issuer or BHP Group Limited has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the guarantor, as the case may be, could have avoided the payment of Additional Amounts or the deduction or withholding by using reasonable measures available to it.

The third situation is where, following a merger, consolidation or sale or lease of the issuer’s or the guarantor’s assets to a person that assumes or, if applicable, guarantees the issuer’s obligations on the debt securities or the respective guarantor’s obligations on the guarantees, that person would be required to pay Additional Amounts as described later under “Special Situations—Payment of Additional Amounts.”

The issuer or the other person will have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither the issuer nor that person has any obligation under the indenture to seek to avoid the obligation to pay Additional Amounts in this situation.

If the issuer or the guarantor intends to engage in an optional tax redemption, the issuer or the guarantor shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108)

Payment of Additional Amounts

All payments of principal, premium, if any, and interest, if any, in respect of the debt securities or the guarantees will, unless otherwise specified in the prospectus supplement, be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a relevant taxing jurisdiction unless that withholding or deduction is required by law. A relevant taxing jurisdiction is any jurisdiction under the laws of which the issuer or BHP Group Limited, as the case may be, or any successor entity, is organized (or any political subdivision or taxing authority of, or in, that jurisdiction having power to tax).

The indenture further provides that if withholding or deduction is required by law, then the issuer or the guarantor, as the case may be, must pay to the holder of any debt security additional amounts (“Additional Amounts”) as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a relevant taxing jurisdiction, will not be less than the amount then due and payable on that debt security. However, the indenture also provides that the issuer or the guarantor, as the case may be, will not be required to make any payment of Additional Amounts in any of the following circumstances:

•

The underlying tax, assessment or other governmental charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•

The tax, assessment or other governmental charge is imposed for a tax or charge imposed due to the presentation of a debt security or a guarantee, if presentation is required, for payment on a date more than 30 days after the later of the date the debt security became due and payable or after the date on which payment was duly provided for, whichever occurs later.

•	The tax, assessment, duty or other governmental charge is on account of an estate, inheritance, gift, transfer, personal property or similar tax, assessment or other governmental charge.

•

The tax, assessment, duty or other governmental charge is payable otherwise than by withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the debt securities or the guarantee.

•

The tax, assessment, duty or other governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the issuer’s or the guarantor’s requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•

to make a declaration or other similar claim or satisfy any information or reporting requirements (for example, if an Australian resident holder or non-resident holding the notes at or through a permanent establishment in Australia fails to provide an appropriate tax file number (“TFN”), Australian Business Number (“ABN”) or other applicable exemption details).

•	The tax, assessment, duty or other governmental charge results from the debt security or the guarantee being presented for payment in Australia unless presentment could not have been made elsewhere.

•

The tax, assessment, duty or other governmental charge is for any withholding or deduction required to be made with respect to a debt security presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•

The Australian Commissioner of Taxation gives a notice under Section 255 of the Income Tax Assessment Act 1936 of Australia (the “Australian Tax Act”) or Section 260-5 of Schedule 1 of the Taxation Administration Act 1953 of Australia under which withholding, deduction, tax, duties, assessment or other governmental charge is imposed or withheld.

•

The holder of a debt security is the issuer’s “associate” (as that term is defined in Section 128F(9) of the Australian Tax Act) and, as a result, the Australian Tax Act requires withholding tax to be paid on interest or amounts in the nature of interest payable on the debt security.

•

A determination is made by the Australian Commissioner of Taxation that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither the issuer nor the guarantor participated in the scheme.

•

The tax, assessment, duty or other governmental charge is imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor version that is substantively comparable, the “Internal Revenue Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement (or any law implementing such an intergovernmental agreement) (a “FATCA Withholding Tax”).

•	Any combination of the items listed above.

In addition, no Additional Amounts shall be paid with respect to any payment of the principal of, premium, if any or any interest on any debt security if the holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes in the case of a fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to Additional Amounts had it been the holder of such debt security.

These provisions will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to the issuer or BHP Group Limited is organized or incorporated or, if different, tax resident. Additional Amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “Special Situations—Optional Tax Redemption.”

Restrictive Covenants

Restrictions on Liens

Some of the issuer’s or the guarantor’s property may be subject to a mortgage or other legal mechanism that gives the issuer’s and the guarantor’s lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over the issuer’s or the guarantor’s general creditors if it or they fail to pay them back. These preferential rights are called liens. The issuer and the guarantor promise that they will not become obligated on any new debt for borrowed money that is secured by a lien on any of their properties, unless they grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. This provision does not restrict the ability of subsidiaries of the guarantor (other than the issuer) to create, incur, assume or suffer to exist any liens. At the date of this prospectus, a substantial portion of the consolidated assets of the guarantor is held by its subsidiaries and thus would not be subject to this restriction on liens.

Neither the issuer nor the guarantor needs to comply with this restriction if the amount of all debt that would be secured by liens on the issuer’s or the guarantor’s properties, excluding the debt secured by the liens that are listed below, is less than 15% of the BHP Group’s net tangible assets (as defined below). (Sections 101 and 1007)

The restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the debt securities;

•

liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate means promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with Australian generally accepted accounting principles shall have been made;

•

liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

•

any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

•	any lien arising by operation of law or imposed by a court or tribunal;

•

liens arising in cash management arrangements, any rights of banks to net or set-off deposits against debts owed to said bank, other normal banking transactions or in the ordinary course of business letter of credit transactions and liens against collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

•

liens on the assets of any entity existing at the time such assets are acquired by the issuer or the guarantor, whether by merger, consolidation, purchase of assets or otherwise; provided that such liens:

•	are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the issuer or the guarantor; and

•	do not extend to any other property of the issuer or BHP Group Limited;

•

liens over or affecting any asset or project established, acquired, developed or expanded where the lien was created to secure the purchase price or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by the lien does not exceed the purchase price or financing, including any costs of establishment, acquisition, development, expansion or operation;

•

liens to secure loans provided, supported or subsidized by a governmental agency, export credit agency or a lending organization established by the United Nations, the European Union, the International Monetary Fund (the “IMF”) or other international treaty organization or created to secure pre-export financing or future flow finance arrangements provided that the financing is entered into to mitigate against political risk, including, without limitation, remittance risk;

•

any lien securing the whole or any part of the issuer’s or the guarantor’s interest in any joint venture, including the revenues and assets derived by the issuer or the guarantor from such joint venture or employed by the issuer or the guarantor in such joint venture, which is in favor of its co-venturers and/ or the manager or operator (including any person from the time being fulfilling any of the functions of a manager or operator) as security for the due payment of amounts payable under or in respect of such joint venture;

•

liens created in connection with convertible or exchangeable bonds or notes where the lien is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

•	liens over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

•	liens in favor of BHP Group Limited or any of its subsidiaries;

•	purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of our business;

•	liens securing the issuer’s or the guarantor’s obligations under interest rate agreements, currency agreements or commodity hedging agreements (as defined below);

•	liens arising in the discounting of receivables, to the extent that the value of the assets over which the lien exists does not exceed US$1,000,000,000 in the aggregate;

•	liens arising pursuant to sale and leaseback transactions;

•	liens encumbering property or assets under construction arising from progress or partial payments by one of the guarantor’s customers relating to such property or assets;

•

liens upon specific items of the issuer’s or the guarantor’s inventory or other goods, and proceeds of inventory or other goods, securing the issuer’s or the guarantor’s obligations relating to bankers’ acceptances, issued or created for the issuer’s or the guarantor’s account to facilitate the purchase, shipment or storage of the inventory or other goods;

•

liens securing industrial revenue, development or similar bonds issued by the issuer or the guarantor, or for the issuer’s or the guarantor’s benefit, provided that the industrial revenue, development or similar bonds are non-recourse to the issuer or the guarantor;

•	the sale or other transfer of:

•

any minerals in place, or for the future production of minerals, for a specified period of time, or in any amount, such that the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•

other liens incidental to the conduct of the issuer’s or the guarantor’s business, as the case may be, or the ownership of assets that do not materially detract from the value of the property subject thereto in its use for the issuer’s or the guarantor’s business; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as:

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•

the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that originally secured the lien to be extended, renewed or replaced. (Section 1008)

Definitions:

“Commodity hedging agreement” means any commodity derivative, exchange, swap agreement or other similar agreement or arrangement designed to protect the guarantor or any of its subsidiaries against fluctuations in commodity prices.

“Currency agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the guarantor or any of its subsidiaries against fluctuations in currency values.

“Interest rate agreement” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the guarantor or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

“Net tangible assets” means all of the assets of the guarantor and its subsidiaries (except goodwill, trademarks, patents, trade names and all other intangible assets) less all current liabilities, all as shown in the most recent consolidated financial statements of the BHP Group Limited, prepared on a consolidated basis in accordance with IFRS.

As of December 31, 2022, the guarantor had no secured indebtedness outstanding.

Restrictions on Sales and Leasebacks

Neither the issuer nor the guarantor will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant, as described below. A sale and leaseback transaction is an arrangement between the issuer or the guarantor and a bank, insurance company or other lender or investor where it or they lease a property that it or they previously owned for more than six months and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the BHP Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than the issuer) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of the issuer’s and the guarantor’s consolidated assets are held directly by subsidiaries other than the issuer and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows the issuer or the guarantor to enter into sale and leaseback transactions in two additional situations. First, the issuer or the guarantor may enter into sale and leaseback transactions if it could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

Second, the issuer or the guarantor may enter sale and leaseback transactions if, within one year of the transaction, the issuer or the guarantor, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that the issuer or the guarantor, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of the issuer’s or the guarantor’s property or used to retire indebtedness for money that it or they borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at the issuer’s or the guarantor’s option.

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your debt securities only if the issuer or the guarantor so elects. (Article 13) If we do so elect, we will state that in the applicable prospectus supplement.

Defeasance and Discharge

The issuer or the guarantor can legally release itself from any payment or other obligations on the debt securities or the guarantees, as the case may be, except for various obligations described below, if the issuer or the guarantor, in addition to other actions, put in place the following arrangements for you to be repaid:

•

The issuer or the guarantor must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

The issuer or the guarantor must deliver to the trustee a legal opinion of the issuer’s or the guarantor’s counsel confirming that either (A) there has been a change in U.S. Federal income tax law or (B) the issuer or the guarantor have received from, or there has been published by, the U.S. Internal Revenue Service (“IRS”) a ruling, in each case to the effect that it or they may make the above deposit without causing you to be taxed on the debt securities any differently than if it or they did not make the deposit and just repaid the debt securities themselves at maturity.

However, even if the issuer or the guarantor take these actions, a number of their respective obligations relating to the debt securities or the guarantees, as the case may be, will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The issuer or the guarantor can be legally released from compliance with certain covenants, including those described under “Restrictive Covenants” and including the related “Default and Related Matters—Events of Default” if the issuer or the guarantor, as the case may be, take all the steps described above under “Defeasance and Covenant Defeasance—Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in U.S. Federal income tax laws or a ruling from the U.S. Internal Revenue Service.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term event of default means any of the following:

•	Neither the issuer nor the guarantor pays the principal or any premium on a debt security at its maturity and if such failure to pay persists for more than three business days.

•	Neither the issuer nor the guarantor pays interest or any additional amounts on a debt security within 30 days of its due date.

•

The issuer or the guarantor remains in breach of a covenant or any other term of the indenture applicable to the debt securities and the guarantees for 90 days after the issuer and the guarantor receive a notice of default stating the issuer or the guarantor is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities.

•

The issuer’s or guarantor’s other borrowings in principal amount of at least US$500,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings, without such acceleration having been rescinded or annulled within a period of 10 days after the issuer and the guarantor receive a notice of default from the trustee or holders of 25% of the principal amount of the debt securities.

•	An order is made or a resolution is passed for the issuer’s or guarantor’s winding up.

•	The issuer or guarantor stops payment of its debts generally.

•	The issuer or guarantor enters into or makes any arrangement with its creditors generally, including the entering into of some form of moratorium with its creditors generally.

•

A court having jurisdiction in the premises enters a decree or order for relief in respect of the issuer or guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or a receiver, administrator, trustee or similar officer is appointed over the whole or substantially the whole of the issuer’s or guarantor’s assets in Australia.

•	The issuer or guarantor is declared insolvent by a competent judicial authority or admits in writing its inability to pay its debts as they fall due.

•

The issuer or guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, other than a case commenced under an applicable law not pertaining to bankruptcy or insolvency for the purposes of a reorganization where the issuer or the guarantor, as the case may be, are solvent, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) over the whole or substantially the whole of its or their property in Australia, as the case may be, or make any general assignment for the benefit of creditors. (Section 501)

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee may, and at the direction of the holders of 25% in principal amount of the debt securities shall, declare the entire principal amount and any accrued interest of all the debt securities to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities if the issuer or the guarantor have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and the issuer or the guarantor have satisfied certain other conditions. (Section 502)

Other than the duty to act with the required standard of care in the case of a default, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If indemnity in form and amount satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions specified under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities must make a written request that the trustee take action because of the default, and must offer indemnity in form and amount satisfactory to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508)

We recommend that street name and other indirect holders consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

The issuer and the guarantor will furnish to the trustee within 120 days of the end of their respective fiscal years a written statement of certain of the issuer’s or the guarantor’s officers certifying that, to their knowledge, the issuer and the guarantor are in compliance with the indenture and the debt securities, or else specifying any default and the nature and status thereof. (Section 1005)

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the debt securities offered in this offering, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities offered in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, shall be fungible for U.S. federal income tax purposes with, and shall have the same terms as to status, redemption or otherwise as, those debt securities.

Regarding the Trustee

Several members of the BHP Group maintain banking relations with the trustee, or affiliates of the trustee, in the ordinary course of their business. Additionally, the issuer and the guarantor have agreed (jointly) to reimburse and indemnify the trustee in performing its obligations under the indenture.

If the trustee has a conflicting interest with respect to the debt securities within the meaning of the U.S. Trust Indenture Act of 1939, the trustee may be required to resign as trustee under the indenture and the issuer or the guarantor would be required to appoint a successor trustee.

Governing Law

The indenture is, and the debt securities and guarantees will be, governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Consent to Service of Process

The indenture provides that the issuer and guarantor have severally appointed CT Corporation as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, and the issuer and each guarantor will irrevocably submit to the non-exclusive jurisdiction of, and waive objection to venue in, such courts in any such legal action or proceeding.

CLEARANCE AND SETTLEMENT

Debt securities that BHP Finance issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depositary Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme (“Clearstream”) in Luxembourg and Euroclear SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities BHP Finance issues in global form will be made in United States dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants or accountholders. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants or accountholders. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants and accountholders perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to other such banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

•

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream provides other services to its accountholders, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgium Banking and Finance Commission (Commission Bancaire et Financier) and The National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment. This eliminates the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear accountholders.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s same-day funds settlement system.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in United States dollars, on the settlement date. For payments in a currency other than United States dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form or such other procedures as are applicable for other securities.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream accountholders on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities.

If payment is made in United States dollars, settlement will be in same-day funds. If payment is made in a currency other than United States dollars, settlement will be free of payment. If payment is made other than in United States dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Accountholders

We understand that secondary market trading between Euroclear and/or Clearstream accountholders will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between DTC and Euroclear or Clearstream

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the debt securities either against payment or free of payment.

The beneficial interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

MATERIAL TAX CONSEQUENCES

The following statements with respect to taxation do not take into account all the specific circumstances that may be relevant to a particular holder and are based on advice we have received. We urge you to consult your own tax advisers concerning the consequences, in your particular circumstances, under Australian and United States federal, state and local tax laws, and the laws of any other relevant taxing jurisdiction, of the ownership of the debt securities. The statements with respect to taxation presented here, together with the statements with respect to taxation contained in the prospectus supplement, will be a summary of the material tax consequences which will generally be applicable to certain holders of debt securities being offered. If there is any inconsistency between the statements with respect to taxation presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

Australian Taxation

The following is a summary of the Australian tax consequences of an investment in the debt securities, based on the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) (collectively, the “Australian Tax Act”), the Taxation Administration Act 1953 (Cth) (“Taxation Administration Act”), and any relevant regulations, rulings or judicial interpretations and administrative policies and practices, as at the date of this prospectus and is the opinion of Herbert Smith Freehills, the Australian taxation counsel to the issuer.

This summary is general in nature and is not exhaustive. In particular:

•

the summary does not deal with the position of certain classes of holders of debt securities (including dealers in securities, custodians or other third parties who hold debt securities on behalf of any beneficial holders of debt securities);

•	the summary does not deal with all payments and events that could occur under the terms of the debt securities;

•	the particular terms of issue of any series of debt securities may affect the tax treatment of the debt securities; and

•	the summary does not consider the possible tax implications for investors under the tax laws of jurisdictions other than Australia.

The summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Purchasers of debt securities should consult their own tax advisers for specific advice regarding the consequences, in their particular circumstances, under Australian tax laws, and the laws of any other taxing jurisdiction, of the ownership of or any dealing in any debt securities.

Information regarding taxes in respect of an offer of debt securities may also be set out in the relevant prospectus supplement.

The key defined terms used in this summary are as follows

“Australian Holder” means a holder of debt securities who is: (i) an Australian tax resident who does not acquire the debt securities in the course of carrying on business at or through a permanent establishment outside Australia; or (ii) a non-resident for Australian tax purposes who acquires the debt securities in the course of carrying on business at or through a permanent establishment in Australia.

“Offshore Associate” means an Offshore Holder who is an associate (as defined in section 128F(9) of the Australian Tax Act) of BHP Billiton Finance (USA) Limited.

“Offshore Holder” means a holder of debt securities who is: (i) a non-resident Offshore Holder, being a non-resident for Australian tax purposes who does not acquire the debt securities in the course of carrying on a business at or through a permanent establishment in Australia; or (ii) an Australian resident Offshore Holder, being an Australian tax resident who acquires the debt securities in the course of carrying on business at or through a permanent establishment outside Australia.

Payments under the Debt Securities

Debt/Equity Provisions

Division 974 of the Australian Tax Act contains tests for characterizing debt (for all entities) and equity (for companies) for Australian tax purposes, including for the purposes of dividend withholding tax and interest withholding tax (“IWT”).

BHP Billiton Finance (USA) Limited intends to issue debt securities using this prospectus that would be characterized as “debt interests” for the purposes of the tests contained in Division 974 of the Australian Tax Act, and the returns paid on such debt securities are to be characterized as “interest” for the purpose of section 128F of the Australian Tax Act.

Payments of Interest

A payment of interest in respect of a debt security issued by BHP Billiton Finance (USA) Limited to an Offshore Holder will be subject to IWT at the rate of 10 per cent of the gross amount of the payment, unless either:

•	the exemption in section 128F of the Australian Tax Act applies; or

•	relief from IWT is available under a tax treaty or another exemption under the Australian Tax Act.

Deemed interest can arise in certain circumstances where the debt securities are disposed of to an Australian Holder and this deemed interest will be subject to IWT, unless the exemption in section 128F applies.

Section 128F Exemption

An exemption from IWT is available in respect of interest paid on the debt securities if the requirements of section 128F of the Australian Tax Act are satisfied.

BHP Billiton Finance (USA) Limited proposes to issue the debt securities in a manner that meets the requirements of the ‘public offer test’ in section 128F of the Australian Tax Act. Accordingly, if the Section 128F requirements are satisfied, payments of interest to Offshore Holders will not be subject to Australian interest withholding tax.

The issue of the debt securities should satisfy the ‘public offer test’ if it results from the debt securities or interests in the debt securities being offered for issue:

•

to 10 or more persons carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets who are not “associates” (as defined in section 128F(9) of the Australian Tax Act) of each other;

•	to 100 or more qualifying potential investors;

•	as a result of being accepted for listing on a stock exchange;

•	as a result of negotiations being initiated via electronic or other market sources used by financial markets for dealing in instruments similar to the debt securities; or

•	to a dealer, manager or underwriter who, under an agreement with the Issuer, offers the debt securities for sale within 30 days in one of the preceding methods.

The public offer test will not be satisfied if, at the time of issue, BHP Billiton Finance (USA) Limited knew or had reasonable grounds to suspect that the debt securities, or an interest in the debt securities, was being, or would later be, acquired either directly or indirectly by an Offshore Associate of BHP Billiton Finance (USA) Limited other than one acting in the capacity of a dealer, manager or underwriter in relation to the placement of the debt securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

In addition to the prohibition against issuing the debt securities to certain Offshore Associates, the section 128F exemption will not be available in respect of interest paid to a person if, at the time when the amount is paid, BHP Billiton Finance (USA) Limited knows, or has reasonable grounds to suspect, that the person is an Offshore Associate other than an Offshore Associate that receives the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

A global bond is also an instrument which can qualify for the Section 128F withholding tax exemption. In order to be classified as a global bond for Australian income tax law:

•	the debt securities must describe themselves as global bonds or global notes;

•	the debt securities must be issued to a clearing house, or to a person as trustee for one or more clearing houses;

•	in connection with the issue, the clearing houses must confer rights in relation to the debt securities on other persons and record the existence of those rights;

•	before the issue of the debt securities it must be announced that such rights will be able to be created;

•	the public offer test set out above must be satisfied in relation to the rights; and

•

under the terms of the debt securities it must be possible for interests in the debt securities to be surrendered in exchange for other debentures or debt interests issued by the same issuer that are not themselves global bonds.

Exemption Available under Certain Tax Treaties

If the exemption in section 128F of the Australian Tax Act does not apply, a non-resident Offshore Holder may be eligible for relief from IWT under a tax treaty between Australia and the Offshore Holder’s country of residence.

The availability of this exemption will depend on the nature of the Offshore Holder and the provisions of the relevant tax treaty. For instance, the exemption may apply if the Offshore Holder is:

•

a “financial institution” (as that term is defined in the relevant tax treaty) in the United States, United Kingdom or certain other countries that is unrelated to, and dealing wholly independently with, BHP Billiton Finance (USA) Limited; or

•	a certain kind of government entity.

Prospective purchasers of debt securities should consult their tax advisers regarding their entitlement to benefits under a tax treaty.

Payments under the Guarantee

Australian income tax law does not specifically address the question of whether or not any payment by BHP Group Limited under the guarantee of an amount in respect of interest on a debt security issued by BHP Billiton Finance (USA) Limited would be subject to IWT.

In Taxation Determination TD 1999/26, the Australian Taxation Office concludes that:

•	payments by an Australian resident guarantor in respect of interest on debentures should be regarded as interest subject to IWT; and

•

such payments should be entitled to the benefit of the exemption contained in section 128F of the Australian Tax Act if payments of interest in respect of those debentures by the issuer would themselves be exempt from Australian IWT under section 128F of the Australian Tax Act.

As such, if the debt securities are issued in compliance with section 128F of the Australian Tax Act, then any payment by BHP Group Limited under the guarantee of any amount in respect of interest on a debt security issued by BHP Billiton Finance (USA) Limited should not be subject to IWT.

Payment of Additional Amounts

If BHP Billiton Finance (USA) Limited (as issuer) or BHP Group Limited (as guarantor) is compelled by law to deduct or withhold an amount in respect of any Australian withholding taxes, then BHP Billiton Finance (USA) Limited or BHP Group Limited (as the case may be) must pay to the holder of debt securities such additional amounts as may be necessary in order to ensure that the net amount received by the holder of debt securities after deduction or withholding equals the amount which would have been received if the deduction or withholding had not been made. In such circumstances, the issuer may have an option to redeem the debt securities. Refer to the sections entitled “Description of Debt Securities That We May Offer—Special Situations—Payment of Additional Amounts” and “Description of Debt Securities That We May Offer—Special Situations—Optional Tax Redemption” for further details.

Income Tax Matters

Interest Income on Debt Securities

Non-resident Offshore Holder

If the requirements in section 128F of the Australian Tax Act are satisfied in respect of a debt security:

•	amounts of interest derived by a non-resident Offshore Holder should not be subject to Australian income tax; and

•	any deemed interest that can arise in certain circumstances where the debt securities are disposed of to an Australian Holder should also not be subject to Australian income tax.

Australian Holder

An Australian Holder will generally be assessed for Australian tax purposes on the interest income derived on the debt securities.

Whether the interest income will be assessed on a cash receipts or accruals basis will depend upon the tax status of the particular Australian Holder, the terms of the debt securities and whether the rules on the ‘Taxation of Financial Arrangements’ (“TOFA rules”) in Division 230 of the Australian Tax Act apply to the Australian Holder.

Profit on Redemption or Disposal of Debt Securities

Non-resident Offshore Holder

Any profit or gain made on a disposal or a redemption of a debt security by a non-resident Offshore Holder will not be subject to Australian income tax, if such profit or gain does not have an Australian source.

Whether a profit or gain on a disposal of a debt security has an Australian source is a question of fact that must be determined on the basis of the circumstances existing at the time of the disposal or redemption.

For a disposal of debt securities, in general, the profit or gain should not have an Australian source if the debt security is:

•	acquired and held by the non-resident Offshore Holder outside Australia;

•	held (at all times) in carrying on a business or activities conducted exclusively outside Australia; and

•

disposed of to another non-resident, either directly or through a non-resident agent, where all negotiations are conducted outside Australia and all transaction documents are concluded outside Australia.

However, this is not an exhaustive list of the factors that can determine source, nor would the absence of one of these elements, of itself, mean that there is an Australian source. The determination of source will depend on a weighing up of all the relevant circumstances.

If the profit or gain on the disposal or redemption of the debt security has an Australian source, the non-resident Offshore Holder may be eligible for relief from Australian tax on such profit or gain, under a tax treaty between Australia and the non-resident Offshore Holder’s country of residence. Prospective purchasers of debt securities should consult their tax advisers regarding their entitlement to benefits under a tax treaty.

Australian Holder

Any gain or loss made by an Australian Holder, including foreign exchange gains and losses, on the disposal or redemption of a debt security will generally be assessable or deductible (as the case may be) for Australian tax purposes.

The precise rules which give effect to the recognition and timing of any such gain or loss will vary depending on the status of the Australian Holder and whether the TOFA rules apply to the Australian Holder (see below).

TOFA Rules

The TOFA rules contains rules for the taxation of “financial arrangements” (which will include the debt securities) if a Holder is subject to the TOFA rules.

The TOFA rules generally only apply on a mandatory basis to certain taxpayers, having regard to turnover and asset thresholds, although other taxpayers may elect into the regime. The rules contemplate a number of different methods for bringing to account gains and losses in relation to financial arrangements (including the default accruals and realization methods, and the elective fair value, retranslation, hedging and use of financial accounting records).

If a Holder is subject to the TOFA rules then they should consult their tax advisers in relation to the manner in which gains and losses in relation to the debt securities should be recognized.

The TOFA rules do not alter the rules relating to the imposition of Australian IWT. In particular, they do not affect the IWT exemption available under section 128F of the Australian Tax Act (discussed above).

Australian Resident Offshore Holder

Specific rules apply to the taxation of Australian residents who derive income in the course of carrying on business at or through a permanent establishment outside Australia. The application of these rules varies depending on the country in which that permanent establishment is located.

Accordingly, Australian resident Offshore Holders should contact their tax advisers for specific advice relating to their particular circumstances.

Other Australian Tax Matters

Stamp Duty

No ad valorem stamp, issue, registration or similar taxes are payable in Australia on the issue, transfer or redemption of any debt securities.

Goods and Services

Neither the issue, acquisition or disposal of debt securities, nor the receipt or payment of interest or principal, will give rise to a liability for goods and services tax (“GST”) in Australia, on the basis that the supply of debt securities will comprise either an input taxed financial supply or (in the case of an offshore purchaser) a GST-free supply.

ABN/TFN Withholding Tax

Section 12-140 of Schedule 1 to the Taxation Administration Act imposes a type of withholding tax at the highest marginal rate of tax for individuals plus the Medicare Levy on the payment of interest on certain registered securities.

If the requirements of section 128F of the Australian Tax Act are satisfied in respect of a debt security, then this withholding requirement should not apply to payments made to a holder of debt securities who is a non-resident and who does not hold the debt securities in carrying on business at or through a permanent establishment in Australia.

Payments to other classes of holders of debt securities may be subject this withholding where the holder does not quote an Australian tax file number or Australian Business Number or provide proof of an appropriate exemption (as applicable).

Supply Withholding Tax

Payments in respect of the debt securities can be made free and clear of any “supply withholding tax” imposed under section 12-190 of Schedule 1 to the Taxation Administration Act.

Directions by the Commissioner

The Commissioner of Taxation may give a direction under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act or any similar provision, requiring the issuer to deduct from any payment to any other party (including a holder of debt securities) any amount in respect of tax payable by that other party.

Additional Withholdings from Certain Payments to Non-residents

Section 12-315 of Schedule 1 to the Taxation Administration Act allows regulations to be made requiring withholding from certain payments to non-residents.

As at the date of the prospectus, no regulations have been made that would require any withholding on payments in respect of the debt securities.

Non-resident Capital Gains Tax Withholding

Holders of debt securities should not be required to withhold any amounts on the acquisition of the debt securities, and should not be subject to withholding on disposal or redemption of the debt securities under section 14-200 of Schedule 1 to the Taxation Administration Act on the basis that the debt securities do not constitute membership interests (for Australian tax purposes) in another entity.

Substitution of Issuer

If we engage in the activities described under “Description of Debt Securities That We May Offer—Special Situations—Substitution of BHP Finance as Issuer”, an Australian Holder could be treated for Australian income tax purposes as having disposed of, or had the cancellation of, its debt securities for new debt securities in a taxable transaction, resulting in realization of gain or loss. Australian Holders should consult their tax advisers with regard to whether our engaging in such activities results in a deemed disposal or cancellation and, if so, the Australian income tax consequences of such deemed disposal or cancellation and of holding the new debt securities such holder is deemed to receive.

The substitution of the issuer may also cause the new debt securities to not be eligible for the IWT exemption under section 128F of the Australian Tax Act.

U.S. Federal Income Taxation

This section is a discussion of the material U.S. federal income tax considerations of owning and disposing of the debt securities we will offer. This discussion is the opinion of Sullivan & Cromwell LLP, United States tax counsel to the issuer and BHP Group Limited.

This discussion applies to initial purchasers of debt securities who purchase the debt securities at the price set forth on the cover of the relevant prospectus supplement and who will hold the debt securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code. This discussion does not describe all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as the debt securities held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships and their partners, and tax-exempt organizations (including private foundations)), to investors that will hold the debt securities as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, to investors that will purchase or sell debt securities as part of a wash sale for U.S. federal income tax purposes, or to U.S. holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not discuss any state or local tax consequences, tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or non-United States tax considerations. Each prospective investor is urged to consult its tax adviser regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the debt securities.

This section deals only with debt securities that are (i) due to mature 30 years or less from the date on which they are issued, (ii) issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes, (iii) not subject to the U.S. federal income tax rules that govern contingent payment debt instruments, and (iv) denominated in U.S. dollars. The U.S. federal income tax consequences of owning debt securities that do not satisfy any of these requirements will be discussed in an applicable prospectus supplement.

This section is based on the Internal Revenue Code, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, as well as on the Tax Convention between the United States and Australia for the Avoidance of Double Taxation (the “Treaty”). These authorities are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax adviser with regard to the U.S. federal income tax treatment of an investment in the debt securities.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. For the purposes of this discussion, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof;

(iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

(iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Interest payable on the debt securities and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts (“additional amounts”), will be taxable to a U.S. holder as ordinary income when received or accrued in accordance with the U.S. holder’s method of tax accounting and will constitute foreign source income for U.S. federal income tax purposes. If any Australian taxes are withheld in respect of any payments on the debt securities, a U.S. holder may elect to claim either a deduction or, subject to certain complex limitations, a foreign tax credit for U.S. federal income tax purposes. However, under recently finalized Treasury regulations, it is possible that such withholding taxes will not be creditable unless the U.S. holder is eligible to claim the benefits of the Treaty and elects to apply the Treaty. To the extent a reduction or refund of the tax withheld is available to a U.S. holder under Australian law or under the Treaty, the amount of tax withheld that could have been reduced or that is refundable will not be eligible for credit against the holder’s U.S. federal income tax liability. If a U.S. holder elects to claim a foreign tax credit, rather than a deduction, for a particular tax year, such election will apply to all foreign taxes paid by the U.S. holder in the particular year. Interest payable on the debt securities and any additional amounts thereon will generally be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder.

Sale, Redemption, or Retirement of Debt Securities

A U.S. holder will generally recognize United States source capital gain or loss upon the sale, redemption, retirement, or other disposition of the debt securities in an amount equal to the difference between the amount realized from such disposition, other than any amount attributable to accrued but unpaid interest (which will be treated as interest payments), and the U.S. holder’s tax basis in the debt securities. Any such gain or loss will generally be long-term if the debt securities have been held by the U.S. holder for more than one year. Long-term capital gain of a noncorporate U.S. holder is generally taxed at preferential rates. The deductibility of a capital loss is subject to limitations.

Substitution of Issuer

If we engage in the activities described under “Description of Debt Securities That We May Offer—Special Situations Substitution of BHP Finance as Issuer” a U.S. holder could be treated for U.S. federal income tax purposes as having constructively exchanged its debt securities for new debt securities in a taxable transaction, resulting in realization of gain or loss. U.S. holders should consult their tax advisers with regard to whether our engaging in such activities results in a constructive exchange and, if so, the U.S. federal income tax consequences of such constructive exchange and of holding the new debt securities such holder is deemed to receive.

Information with Respect to Foreign Financial Assets

U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons (such as the debt securities), (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. U.S. holders should consult their tax advisers regarding the application of this reporting requirement to their ownership of the debt securities.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. For the purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of a debt security that is, for United States federal income tax purposes:

(i) a non-resident alien individual;

(ii) a foreign corporation; or

(iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

Interest on Debt Securities

Interest paid to a non-U.S. holder with respect to debt securities generally will not be subject to United States federal income tax unless the interest is “effectively connected” with such non-U.S. holder’s conduct of a trade or business within the United States (or are treated as such), and, if required by an applicable income tax treaty as a condition for subjecting such non-U.S. holder to United States taxation on a net income basis, the interest is attributable to a permanent establishment that such non-U.S. holder maintains in the United States. In such cases the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. With respect to a corporate non-U.S. holder, “effectively connected” interest may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such corporate non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Redemption, or Retirement of Debt Securities

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of your debt securities unless:

(i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty as a condition for subjecting such non-U.S. holder to United States taxation on a net income basis, the gain is attributable to a permanent establishment that such non-U.S. holder maintain in the United States; or

(ii) the non-U.S. holder is an individual, such non-U.S. holder is present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

A non-U.S. holder generally will be taxed on “effectively connected” gains in the same manner as a U.S. holder. With respect to a corporate non-U.S. holder, “effectively connected” gains that such non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such corporate non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. An individual non-U.S. holder present in the United States for 183 or more days during the taxable year in which the gain is realized and meeting certain other conditions will be subject to a flat 30% tax, or a lower rate provided by an applicable income tax treaty, on the gain derived, which may be offset by United States source capital losses.

Backup Withholding and Information Reporting

In general, we and other payors are required to report to the Internal Revenue Service payments of principal and interest on a noncorporate U.S. holder’s debt securities made within the United States, and the payment of proceeds to a noncorporate U.S. holder from the sale of a debt security effected at a United States office of a broker. In addition, we and other payors are required to report to the Internal Revenue Service the payment of proceeds of the sale of the debt securities before maturity within the United States. Additionally, backup withholding would apply to certain payments to a U.S. holder, if the U.S. holder fails to provide an accurate taxpayer identification number, or is notified by the Internal Revenue Service that it is has failed to report all interest and dividends required to be shown on its federal income tax returns.

In general, we and other non-U.S. payors are not required to report to the Internal Revenue Service payments of principal and interest on a non-U.S. holder’s debt securities made outside the United States. We and other payors are also generally not required to report to the Internal Revenue Service payments of principal and interest on a non-U.S. holder’s debt securities made within the United States, or the payment of proceeds to a non-U.S. holder from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that the holder is a United States person and holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) the non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

We may sell any series of debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors; or

•	directly or through dealers or agents to other purchasers.

An accompanying prospectus supplement may add to, update or change information contained in this prospectus and will set forth the specific terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents involved in the sale of the debt securities;

•	the purchase price of such securities and the proceeds to be received by us;

•	the initial public offering price of such securities;

•	the principal amounts, if any, to be purchased by underwriters;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the compensation, if any, of such underwriters or agents; and

•	any exchange on which the securities will be listed.

If we use underwriters for the sale of debt securities, the underwriters may acquire the securities for their own account and may resell the debt securities from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of the sale; or

•	at prices related to prevailing market prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on closing conditions. The underwriters will be obligated to purchase all of such securities, if any are purchased.

Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obliged to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange. Securities offered by a prospectus supplement will be a new issue of securities and will have no established trading market.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make.

Underwriters and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of business.

If we use dealers in the sale of debt securities, we will sell the securities to them as principals. They may then resell those debt securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

VALIDITY OF THE SECURITIES

The validity of the debt securities and guarantees will be passed upon for the BHP Group by Sullivan & Cromwell, Melbourne, Victoria, Australia, as to certain matters of New York law. The validity of the debt securities and guarantees will be passed upon for the BHP Group by Herbert Smith Freehills, Melbourne, Victoria, Australia as to certain matters of Australian law.

EXPERTS

The consolidated financial statements of the BHP Group appearing in BHP Group Limited’s Annual Report on Form 20-F for the year ended June 30, 2022, and the effectiveness of BHP Group Limited’s internal control over financial reporting as of June 30, 2022, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequent filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements and effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.